Exhibit 99.B

CONFORMED COPY

[JPMorgan Logo]

[Citigroup Logo]

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

November 23, 2004

 among

EL PASO CORPORATION,
ANR PIPELINE COMPANY,
COLORADO INTERSTATE GAS COMPANY,
EL PASO NATURAL GAS COMPANY and
TENNESSEE GAS PIPELINE COMPANY,
as Borrowers

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, N.A.
(formerly known as JPMorgan Chase Bank),
as Administrative Agent and Collateral Agent

___________________________

BANK OF AMERICA, N.A. and CREDIT SUISSE FIRST BOSTON,
as Co-Syndication Agents

CITIBANK, N.A. and ABN AMRO BANK N.V.,
as Co-Documentation Agents

 J.P. MORGAN SECURITIES INC. and CITIGROUP GLOBAL MARKETS INC.
as Joint Bookrunners and Co-Lead Arrangers

TABLE OF CONTENTS
		Page
ARTICLE 1
Definitions

Section 1.01. Defined Terms		1
Section 1.02. Classification of Loans and Borrowings		26
Section 1.03. Terms Generally		26
Section 1.04. Accounting Terms; GAAP		27

ARTICLE 2
The Credits

Section 2.01. Commitments		27
Section 2.02. Loans and Borrowings		27
Section 2.03. Requests for Borrowings		28
Section 2.04. Letters of Credit		29
Section 2.05. Funding of Borrowings		34
Section 2.06. Interest Elections		35
Section 2.07. Optional and Mandatory Termination and Reduction of Commitments		36
Section 2.08. Repayment of Loans; Evidence of Debt		37
Section 2.09. Optional and Mandatory Prepayment of Loans		37
Section 2.10. Fees		39
Section 2.11. Interest		40
Section 2.12. Alternate Rate of Interest		41
Section 2.13. Increased Costs		41
Section 2.14. Break Funding Payments		43
Section 2.15. Taxes		43
Section 2.16. Payments Generally; Pro Rata Treatment; Sharing of Set-Offs		45
Section 2.17. Mitigation Obligations; Replacement of Lenders		46
Section 2.18. Deposit Account		47

ARTICLE 3
Conditions

Section 3.01. Effective Date; Conditions to Initial Credit Event		51
Section 3.02. Each Credit Event		54

ARTICLE 4
Representations and Warranties

Section 4.01. Organization; Powers		55
Section 4.02. Authorization		55
Section 4.03. Governmental Approvals; No Conflicts		55
Section 4.04. Binding Obligation; Enforceability		55
Section 4.05. Financial Condition.		56
Section 4.06. Compliance with Laws and Agreements		56
Section 4.07. Litigation		57
Section 4.08. Taxes		57
Section 4.09. Properties		57
Section 4.10. ERISA		58
Section 4.11. Investment Company Act; Public Utility Holding Company Act		58
Section 4.12. Federal Reserve Regulations		58
Section 4.13. Collateral		58
Section 4.14. Restricted Equity Interests		59
Section 4.15. Solvency		59
Section 4.16. Environmental Matters		59
Section 4.17. Insurance		59
Section 4.18. Disclosure		59
Section 4.19. Subsidiaries		59

ARTICLE 5
Affirmative Covenants

Section 5.01. Preservation of Existence		60
Section 5.02. Compliance with Laws		60
Section 5.03. Visitation Rights		60
Section 5.04. Books and Records		60
Section 5.05. Maintenance of Properties		60
Section 5.06. Maintenance of Insurance		60
Section 5.07. Security Interests in Collateral		61
Section 5.08. Reporting Requirements		61
Section 5.09. Cash Collateral for Secured Hedging Agreements		63

ARTICLE 6
Negative Covenants

Section 6.01. Liens		64
Section 6.02. Financial Covenants		65
Section 6.03. Debt		66
Section 6.04. Disposition of Property or Assets.		67
Section 6.05. Mergers		69
Section 6.06. Use of Proceeds		70
Section 6.07. Limitation on the Repayment of Debt		70
Section 6.08. Transactions with Affiliates		70
Section 6.09. Restrictive Agreements		71

ARTICLE 7
Events of Default

ARTICLE 8
Company Guarantee

Section 8.01. Company Guarantee		75
Section 8.02. No Subrogation		76
Section 8.03. Amendments, etc. with respect to the Obligations		76
Section 8.04. Guarantee Absolute and Unconditional		76
Section 8.05. Reinstatement		77

ARTICLE 9
The Agents

ARTICLE 10
Miscellaneous

Section 10.01. Notices		79
Section 10.02. Waivers; Amendments		81
Section 10.03. Expenses; Indemnity; Damage Waiver		84
Section 10.04. Successors and Assigns		85
Section 10.05. Survival		89
Section 10.06. Counterparts; Integration; Effectiveness		89
Section 10.07. Severability		90
Section 10.08. Right of Setoff		90
Section 10.09. Governing Law; Jurisdiction; Consent to Service of Process		90
Section 10.10. WAIVER of JURY TRIAL		91
Section 10.11. Headings		91
Section 10.12. Confidentiality		91
Section 10.13. Security Agreement		92
Section 10.14. Amendment and Restatement and Continuing Effect		92
Section 10.15. USA Patriot Act		93

SCHEDULES:

Schedule 1	Lender Commitments
Schedule 2	Letter of Credit Commitments
Schedule 3	Additional Covered Letters of Credit
Schedule 4	Existing Letters of Credit
Schedule 4.05	Disclosure Update
Schedule 4.16	Environmental Matters
Schedule 4.19	Subsidiaries
Schedule 6.09	Existing Restrictive Agreements

EXHIBITS:

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Note
Exhibit D	Form of Security Agreement
Exhibit E-1	Form of Parent Guarantee Agreement
Exhibit E-2	Form of Subsidiary Guarantee Agreement
Exhibit F-1	Form of Opinion of Andrews Kurth LLP, special New York counsel to the Company
Exhibit F-2	Form of Opinion of General Counsel or Associate General Counsel to the Company
Exhibit G	Form of Process Agent Letter
Exhibit H	Acceptable Subordination Provisions

AMENDED AND RESTATED CREDIT AGREEMENT dated as of November 23, 2004, among EL PASO CORPORATION, a Delaware corporation (the “Company”), ANR PIPELINE COMPANY, a Delaware corporation (“ANR”), COLORADO INTERSTATE GAS COMPANY, a Delaware corporation (“CIG”), EL PASO NATURAL GAS COMPANY, a Delaware corporation (“EPNGC”), TENNESSEE GAS PIPELINE COMPANY, a Delaware corporation (“TGPC”), the several banks and other financial institutions from time to time parties to this Agreement (the “Lenders”), and JPMORGAN CHASE BANK, N.A. (formerly known as JPMorgan Chase Bank) (“JPMCB”), as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent”).

W I T N E S S E T H :

WHEREAS, the Company, ANR, CIG, EPNGC, TGPC, the Administrative Agent and certain of the Lenders are parties to the $3,000,000,000 Revolving Credit Agreement, dated as of April 16, 2003 (as the same has been amended, supplemented and modified, the “Existing Facility”);

WHEREAS, the borrowers under the Existing Facility have requested that the Existing Facility be amended and restated in its entirety as more fully set forth herein;

WHEREAS, the Lenders (who constitute the “Majority Lenders” as defined in the Existing Facility) and the Administrative Agent are willing to so amend and restate the Existing Facility, on the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto hereby agree that, on the Effective Date, the Existing Facility shall be amended and restated in its entirety as follows:

ARTICLE 1
Definitions

Section 1.01  . Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acceptable Subordination Provisions” means subordination provisions substantially in the form of Exhibit H hereto or otherwise acceptable to the Administrative Agent.

“Additional Covered Letters of Credit” means the letters of credit listed on Schedule 3.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” has the meaning assigned to such term in the preamble hereof.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means the Administrative Agent, the Collateral Agent, the Co-Syndication Agents, the Co-Documentation Agents and the Lead Arrangers.

“Agreement” means the Existing Facility, as amended and restated by this Amended and Restated Credit Agreement, as amended, supplemented or otherwise modified from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Alternate Program” means any program providing for the sale or other Disposition of trade or other receivables entered into by the Company or a Subsidiary of the Company on terms (a) substantially similar to the Amended and Restated Receivables Sale Agreement dated as of December 31, 1996 among El Paso Energy Credit Corporation, Asset Securitization Cooperative Corporation and Canadian Imperial Bank of Commerce, as administrative agent, whether or not such agreement shall then be in effect (as modified to comply with relevant policies of the Financial Accounting Standards Board or similar policies or guidelines from time to time in effect), or (b) otherwise customary for similar transactions on substantially similar terms as reasonably determined by the Administrative Agent.

“ANR” has the meaning assigned to such term in the preamble hereof.

“ANR Company” means American Natural Resources Company, a Delaware corporation.

“ANR Holding” means El Paso ANR Investments, L.L.C., a Delaware limited liability company.

“ANR Indenture” means the Indenture dated as of March 5, 2003 between ANR and The Bank of New York, as trustee, governing ANR’s 8-7/8% Notes due 2010, as in effect on the Effective Date.

“ANRS Holding” means El Paso ANRS Investments, L.L.C., a Delaware limited liability company.

“Applicable Maturity Date” means (i) with respect to Deposit Loans or Deposit Letters of Credit, the Deposit Maturity Date, (ii) with respect to Revolving Loans or Revolving Letters of Credit, the Revolving Maturity Date and (iii) with respect to Term Loans, the Term Maturity Date.

“Applicable Percentage” means (i) with respect to a Deposit Lender, its Deposit Percentage and (ii) with respect to a Revolving Lender, its Revolving Percentage.

“Applicable Rate” means, for any day, with respect to any (a) ABR Loan, the rate equal to 1.75% per annum or (b) Eurodollar Loan, the rate equal to 2.75% per annum.

“Approved Fund” has the meaning assigned to such term in Section 10.04.

“Assets” means, with respect to any Person, all or any part of its business, property, rights, interests and assets, both tangible and intangible (including Equity Interests in any Person), wherever situated.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Bear Creek Storage” means Bear Creek Storage Company, a Louisiana general partnership.

“Benchmark LIBO Rate” has the meaning set forth in Section 2.18(d).

“Board of Directors” means with respect to any Person the Board of Directors or equivalent governing body of such Person as it may be constituted from time to time.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means the Company and each Pipeline Company Borrower, as applicable.

“Borrowing” means Loans of the same Class and Type to the same Borrower, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request substantially in the form of Exhibit B by a Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Business Entity” means a partnership, limited partnership, limited liability partnership, corporation (including a business trust), limited liability company, unlimited liability company, joint stock company, trust, unincorporated association, joint venture or other entity.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Cash Collateral Account” has the meaning assigned to such term in the Security Agreement.

“Cash Collateralize” means (a) with respect to any LC Exposure, to deposit in the Cash Collateral Account, in the name of the Collateral Agent and for the benefit of the applicable Lenders, an amount in cash equal to 105% of such LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the amount of Letters of Credit that are required to be Cash Collateralized pursuant to clause first of Section 2.09(d)(ii) initially shall be based on 100% of the applicable LC Exposure at such date and only after cash equal to such 100% shall have been so deposited (ratably with the other obligations covered by Section 2.09(d)(ii)) shall the additional 5% be deposited, and (b) with respect to Secured Hedging Agreements, to deposit in the Excess Cash Account an amount in cash as provided in Section 5.09.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from either S&P or Moody’s; (c) certificates of deposit or banker’s acceptances maturing within one year from the date of acquisition thereof issued by (x) any Lender, or (y) any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having combined capital and surplus of not less than $500,000,000 (any such Lender or bank, a “Qualifying Lender”); (d) eurodollar time deposits having a maturity of less than one year purchased directly from any Lender (whether such deposit is with such Lender or any other Lender hereunder) or issued by any Qualifying Lender; (e) repurchase agreements and reverse repurchase agreements with a term of not more than 14 days with any Qualifying Lender relating to marketable direct obligations issued or unconditionally guaranteed by the United States; and (f) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) invest solely in the assets described in clauses (a) through (d) above and (iii) have portfolio assets of at least $5,000,000,000.

“Casualty Event” means an event that causes any property of a Credit Party or a Restricted Subsidiary to be damaged, destroyed or rendered unfit for normal use for any reason whatsoever.

“CGMI” means Citigroup Global Markets Inc.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.13(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“CIG” has the meaning assigned to such term in the preamble hereof.

“CIG/WIC Transaction” means a transaction that results in (i) CIG owning, directly or indirectly, the Equity Interests in WIC, whether by sale, contribution or otherwise, and (ii) the incurrence by CIG, WIC or both of them of Debt in an aggregate principal amount not to exceed $400,000,000 (which may be an advance from the Company), the net proceeds of which are used to pay the purchase price for WIC (if any) or to fund, directly or indirectly, a dividend, distribution or advance to the Company by CIG or the seller(s) of WIC.

“Citibank” means Citibank, N.A.

“Class” (a) when used with respect to Lenders, refers to whether such Lenders are Deposit Lenders, Revolving Lenders or Term Lenders, (b) when used with respect to Commitments, refers to whether to such Commitments are Deposit Commitments, Revolving Commitments or Term Commitments, (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Deposit Loans, Revolving Loans or Term Loans and (d) when used with respect to Letters of Credit (or related LC Disbursements or LC Exposure), refers to whether such Letters of Credit (or the related LC Disbursements or LC Exposure) are Deposit Letters of Credit or Revolving Letters of Credit.

“CLO” has the meaning assigned to such term in Section 10.04.

“Co-Documentation Agents” means Citibank and ABN AMRO N.V., in their capacity as co-documentation agents.

“Co-Syndication Agents” means Bank of America, N.A. and Credit Suisse First Boston, in their capacity as co-syndication agents.

“Coastal Petrochemical Guarantee” means the Guarantee and Undertaking of the Company dated as of April 12, 2001 relating to $60,000,000 Credit Agreement of Coastal Petrochemical, L.P. dated as of April 12, 2001 and as amended on April 16, 2003.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” has the meaning assigned to such term in the Security Agreement.

“Collateral Account” has the meaning assigned to such term in the Security Agreement.

“Collateral Agent” has the meaning assigned to such term in the Security Agreement.

“Collateral Permitted Liens” means Liens (a) for Taxes or other obligations or requirements owing to or imposed by Governmental Authorities existing or having priority, as applicable, by operation of law, in each case either (i) not yet overdue or (ii) being contested in good faith by appropriate proceedings by the Company or any of its Subsidiaries, as the case may be, provided that adequate reserves with respect to such contested Taxes or other obligations or requirements are maintained on the books of the Company or the applicable Subsidiary of the Company, as the case may be, to the extent required by and in conformity with GAAP, and no enforcement action shall have been taken toward foreclosure on the Collateral pursuant to such Liens; (b) for judgments or orders that do not constitute an Event of Default under paragraph (h) of Article 7; or (c) created under the Security Documents.

“Commitment” means a Deposit Commitment, a Revolving Commitment or a Term Commitment (as the context requires).

“Company” has the meaning assigned to such term in the preamble hereof.

“Condemnation” means the taking, by right of eminent domain, or a conveyance in lieu thereof, of property of a Credit Party or a Restricted Subsidiary.

“Consolidated EBITDA” means, with respect to any Person for the applicable period, the sum (without duplication and determined as to such Person and its consolidated Subsidiaries on a consolidated basis) of (i) earnings before interest, taxes on income, depreciation and amortization (exclusive of extraordinary items and gains or losses on sales of assets outside the ordinary course of business), plus (ii) any nonrecurring noncash charges deducted in the determination of clause (i), plus or minus (iii) any charge or credit related to mark-to-market provisions for derivatives exposures plus (iv) the net cash received for any put options entered into for the purpose of mitigating the commodity price risk of the hydrocarbon production owned by the Company or any of its Subsidiaries, minus (v) cash payments during such period not deducted in the determination of clause (i) on account of charges or reserves taken in a prior period, minus (vi) income of entities accounted for on the equity method, plus (vii) distributions of cash to such Person or any of its consolidated Subsidiaries by any entity accounted for on the equity method, provided that the aggregate amount included pursuant to this clause (vii) during the term of this Agreement shall not exceed the aggregate amount excluded pursuant to clause (vi) in respect of periods commencing on or after January 1, 2004, plus (viii)for purposes of determining the Consolidated EBITDA of any Pipeline Company Borrower, all non-recurring losses or expenses deducted from the determination of earnings for such period to the extent such losses or expenses were funded from capital contributions from any holder of Equity Interests in such Person; provided that if such Person or any of its Subsidiaries shall have consummated any material acquisition or Disposition during such period, Consolidated EBITDA shall be determined on a pro forma basis as if such acquisition or Disposition had occurred on the first day of such period. For all purposes hereunder, the calculation of Consolidated EBITDA of the Company or EPNGC shall not include or reflect any effect of the settlement relating to the Western energy crisis that was entered into on or about June 23, 2003.

“Contingent Guaranty” has the meaning assigned to such term in the definition of the term “Guaranty” contained in this Section 1.01.

“Control” means, at any time of determination, the possession, directly or indirectly, at such time, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Covered Asset” means any Asset owned by a Restricted Subsidiary that is not a Project Financing Subsidiary, the Disposition of which is subject to subclause (i) or (ii) of Section 6.04(b).

“Credit Exposure” means a Deposit Exposure, a Revolving Exposure or a Term Exposure (as the context requires).

“Credit Party” means each Borrower and each Guarantor.

“Credit Party Guarantee” means (a) the Subsidiary Guarantee Agreement, (b) the Guaranty of the Company set forth in Article 8 in favor of the Administrative Agent for the ratable benefit of the Lenders and (c) the Parent Guarantee Agreement, in each case, as the same may be amended, modified, or replaced from time to time.

“Credit Related Party” means each Borrower, each Guarantor and each Restricted Subsidiary that is not a Project Financing Subsidiary.

“Debt” means, as to any Person, all Indebtedness of such Person other than (a) any Project Financing of such Person, (b) in the case of the Company or a Subsidiary of the Company, any liabilities of the Company or such Subsidiary, as the case may be, under any Alternate Program, or any document executed by the Company or such Subsidiary, as the case may be, in connection therewith, (c) in the case of the Company or a Subsidiary of the Company, any obligations of the Company or a Subsidiary of the Company with respect to lease payments for the headquarters building of the Company located in Houston, Texas, (d) to the extent paid on or prior to the fifth Business Day after the due date therefor, the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of such Person and all unpaid, non-contingent obligations of such Person to reimburse a bank or other Person in respect of amounts paid under a letter of credit or similar instrument, and (e) in the case of the Company, (i) those items included as “preferred interests of consolidated subsidiaries” (or analogous line item), and (ii) those items included as “minority interests of consolidated subsidiaries” (or analogous line item), in each case as listed on the consolidated balance sheet of the Company as of December 31, 2003, and regardless of any change thereafter in accounting treatment thereof, so long as the terms and conditions of any financing associated with any such items referred to in this clause (e) (or successive extensions or refinancings thereof) are not amended so as to become more restrictive to the Company or its Subsidiaries than the terms and conditions of this Agreement.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Deposit” means, with respect to each Deposit Lender at any time, the amounts actually on deposit in the Deposit Account to the credit of such Lender’s Deposit Sub-Account at such time.

“Deposit Account” has the meaning set forth in Section 2.18(a).

“Deposit Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Deposit Maturity Date and the date of termination of the Deposit Commitments.

“Deposit Commitment” means, with respect to each Deposit Lender, the commitment of such Deposit Lender to make Deposit Loans and to acquire participations in Deposit Letters of Credit hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Deposit Lender’s Deposit Commitment is set forth on Schedule 1 or in the Assignment and Assumption pursuant to which such Deposit Lender shall have assumed its Deposit Commitment, as applicable. The initial aggregate amount of the Deposit Commitments is $750,000,000.

“Deposit Exposure” means, with respect to any Deposit Lender at any time, (i) the amount of such Lender’s Deposit Commitment, if the Deposit Commitments are still in existence, or (ii) if the Deposit Commitments have terminated or expired, the amount of its Deposit Outstandings.

“Deposit Issuing Bank” means JPMCB in its capacity as the Issuing Bank in respect of Deposit Letters of Credit.

“Deposit Lender” means a Lender with Deposit Exposure.

“Deposit LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Deposit Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements in respect of Deposit Letters of Credit that have not yet been reimbursed by or on behalf of the Borrowers at such time, whether directly through any Borrowing, or otherwise. The Deposit LC Exposure of any Deposit Lender at any time shall be its Deposit Percentage of the total Deposit LC Exposure at such time.

“Deposit Letter of Credit” means any letter of credit issued by the Deposit Issuing Bank pursuant to this Agreement, including, after the Effective Date, all Existing Letters of Credit listed in Part A of Schedule 4.

“Deposit Loan” means a Loan made pursuant to Section 2.01(c).

“Deposit Maturity Date” means November 23, 2009.

“Deposit Outstandings” means, with respect to any Deposit Lender at any time, the aggregate outstanding amount of such Lender’s Deposit Loans and its Deposit LC Exposure at such time.

“Deposit Percentage” means, with respect to any Deposit Lender, the percentage of the total Deposit Exposures represented by such Lender’s Deposit Exposure.

“Deposit Return” has the meaning set forth in Section 2.18(d).

“Deposit Sub-Account” has the meaning set forth in Section 2.18(a).

“Disposition” means with respect to any asset or property of any Person, any sale, transfer or other disposition of ownership thereof by such Person, including any casualty with respect thereto or condemnation thereof or foreclosure thereon (but shall not include the granting or existence of a Lien permitted hereunder, or the granting or existence of any other encumbrance not prohibited hereunder, with respect thereto, or the issuance by such Person of indebtedness or equity). “Dispose” shall have a correlative meaning. For the avoidance of doubt, the issuance of (i) Equity Interests (x) by the Company or (y) by any of the Company’s Subsidiaries to the Company or any of its other Subsidiaries or (ii) Debt by the Company or any of its Subsidiaries, in each case that is not prohibited under the Credit Agreement shall not constitute a Disposition.

“dollars” or “$” refers to lawful money of the United States of America.

“Early Maturity Debt” means Debt the maturity of which is scheduled to occur prior to the Revolving Maturity Date.

“Effective Date” has the meaning assigned such term in Section 3.01.

“El Paso CNG” means El Paso CNG Company, L.L.C., a Delaware limited liability company.

“El Paso Tennessee” means El Paso Tennessee Pipeline Co., a Delaware corporation.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, regulating or imposing liability or standards of conduct concerning protection of the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower or any Subsidiary of a Borrower resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“EPNG Holding” means El Paso EPNG Investments, L.L.C., a Delaware limited liability company.

“EPNGC” has the meaning assigned to such term in the preamble hereof.

“Equity Interests” means (i) any capital stock, partnership, joint venture, member or limited liability or unlimited liability company interest, beneficial interest in a trust or similar entity, or other equity interest in another Person of whatever nature, and (ii) any warrants, options or other rights to acquire such stock or interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued from time to time thereunder.

“ERISA Affiliate” means any Person who is a member of the Company’s controlled group within the meaning of Section 4001(a)(14)(A) of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article 7.

“Excess Amount” has the meaning assigned to such term in Section 5.09.

“Excess Cash Account” has the meaning assigned to such term in the Security Agreement.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of a Borrower hereunder, (a) income, franchise, branch profits or similar taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, and (b) in the case of a Foreign Lender (other than an assignee pursuant to a request by a Borrower under Section 2.17(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender (i) at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from a Borrower with respect to such withholding tax pursuant to Section 2.15(a) or (ii) that is attributable to such Foreign Lender’s failure to comply with Section 2.15(e).

“Exempted Guarantor” means each of ANR Company, El Paso CNG and El Paso Tennessee.

“Existing Facility” has the meaning set forth in the recitals hereof.

“Existing Security Agreement” means the Security and Intercreditor Agreement dated as of April 16, 2003 among the Company, the Pipeline Company Borrowers, the other Grantors named therein, the Representative Agents party thereto and JPMCB, as Credit Agreement Administrative Agent, Collateral Agent, Intercreditor Agent and Depository Bank.

“Existing Letters of Credit” means the letters of credit listed on Schedule 4.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letters” means (i) the Letter Agreement dated as of November 17, 2004, among the Company, JPMorgan, JPMCB, CGMI and Citibank and (ii) the Letter Agreement dated as of November 17, 2004, between the Company and the Collateral Agent.

“FERC” means the Federal Energy Regulatory Commission, or any agency or authority of the United States from time to time succeeding to its function.

“FERC-Regulated Restricted Subsidiary” means any Restricted Subsidiary whose principal business purpose is the ownership of and operation of assets and properties, including without limitation natural gas pipelines, that are subject to regulations promulgated by FERC.

“Final Payment Date” means the date on which all Loans, interest, fees and other amounts (other than obligations for taxes, costs, indemnifications, reimbursements and damages in respect of which no assertion of liability (whether oral or written) and no claim or demand for payment (whether oral or written) has been made (and, in the case of obligations for indemnification, no notice for indemnification has been issued by the indemnitee) at such time) payable by any Borrower hereunder or under any Note shall have been paid, all LC Disbursements shall have been reimbursed, no Lender shall have any Commitment (including any LC Commitment) hereunder and all Letters of Credit shall have expired or terminated.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company.

“Financing Document” has the meaning assigned such term in the Security Agreement.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantor” means each of the Company and the Subsidiary Guarantors.

“Guaranty”, “Guaranteed” and “Guaranteeing” each means any act by which any Person assumes, guarantees, endorses or otherwise incurs direct or contingent liability in connection with, or agrees to purchase or otherwise acquire or otherwise assures a creditor against loss in respect of, any Debt, or any Project Financing of any Person (other than any such liability existing on the Effective Date in respect of Debt or Project Financing of the Company or any of its consolidated Subsidiaries outstanding on the Effective Date or any extensions or renewals thereof that do not increase the liability of such Person or result in an earlier maturity date)(excluding (a) any liability by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (b) any liability in connection with obligations of the Company or any of its consolidated Subsidiaries, including obligations under any conditional sales agreement, equipment trust financing or equipment lease, and (c) any such act in connection with a Project Financing that either (i) guarantees to the provider of such Project Financing or any other Person performance of the acquisition, improvement, installation, design, engineering, construction, development, completion, maintenance or operation of, or otherwise affects any such act in respect of, all or any portion of the project that is financed by such Project Financing or performance by a Project Financing Subsidiary of certain obligations to Persons other than the provider of such Project Financing, except during any period, and then only to the extent, that such guaranty is a guaranty of payment of such Project Financing (other than a guaranty of payment of the type referred to in subclause (ii) below) or (ii) is contingent upon, or the obligation to pay or perform under which is contingent upon, the occurrence of any event other than or in addition to the passage of time or any Project Financing becoming due (any such act referred to in this clause (c) being a “Contingent Guaranty”)).

“Guaranty Reduction Event” means, with respect to any Disposition, merger, consolidation or liquidation, the occurrence of a reduction of the amount (comparing such amount available immediately prior to giving effect to the applicable Disposition, merger, consolidation or liquidation with such amount available immediately after giving effect to such Disposition, merger, consolidation or liquidation) of the aggregate maximum liability under Sections 2.01(a) and (b) of the Subsidiary Guarantee Agreement with respect to the Credit Parties involved in the applicable Disposition, merger, consolidation or liquidation.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature, in each case above to the extent regulated pursuant to any Environmental Law.

“Hedging Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or interest rate insurance, foreign exchange contract, currency swap or option agreement, forward contract or any other similar agreement or arrangement designed to alter the risks of any Person arising from fluctuations in interest rates or currency values.

“Indebtedness” of any Person means, without duplication (a) indebtedness of such Person for borrowed money, (b) obligations of such Person (other than any portion of any trade payable obligation of such Person which shall not have remained unpaid for 91 days or more from the original due date of such portion) to pay the deferred purchase price of property or services, and (c) Capital Lease Obligations of such Person.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Intercompany Debt” means all Debt owed by the Company to a Subsidiary of the Company, all Debt owed by a Subsidiary of the Company to the Company, and all Debt owed by a Subsidiary of the Company to another such Subsidiary.

“Interest Election Request” means a request by a Borrower to convert or continue a Borrowing in accordance with Section 2.06.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing, or on the last day of the immediately preceding Interest Period therefor, as applicable, and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the applicable Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.

“Issuing Bank” means the Deposit Issuing Bank or any Revolving Issuing Bank. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank acceptable to the Company, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“JPMCB” has the meaning assigned to such term in the preamble hereof.

“JPMorgan” means J.P. Morgan Securities Inc.

“Lakeside Guarantee” means the Guarantee of the Company relating to the Lakeside Purchaser LLC Synthetic Lease, dated as of May 15, 2001, as amended on April 16, 2003.

“Late Maturity Debt” means Debt (other than Intercompany Debt) the maturity of which is scheduled to occur after the Revolving Maturity Date.

“LC Commitment” means, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit hereunder, as such commitment may be reduced or increased from time to time in accordance with Sections 2.04(a)(iii) and 10.02(b). The initial amount of each Issuing Bank’s LC Commitment is set forth on Schedule 2, or in the documentation pursuant to which such Issuing Bank shall have assumed its LC Commitment, as applicable. The initial aggregate amount of the Issuing Banks’ LC Commitments is $1,884,282,114.63.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit issued by such Issuing Bank.

“LC Exposure” means Deposit LC Exposure or Revolving LC Exposure or both.

“Lead Arrangers” means JPMorgan and CGMI, in their capacity as Joint Lead Arrangers and Joint Bookrunners.

“Lenders” means the Persons listed on Schedule 1 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means a Deposit Letter of Credit or a Revolving Letter of Credit.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means any lien, security interest or other charge or encumbrance, or any assignment of the right to receive income, or any other type of preferential arrangement, in each case to secure any Indebtedness or any Guaranty of any Person.

“Liquidity” means the sum of (i) all unrestricted cash balances of the Company and its consolidated Subsidiaries and (ii) the amount by which the aggregate amount of the Lenders’ Revolving Commitments then exceeds the aggregate principal amount of the total Revolving Outstandings as of the date of determination.

“Loans” means the Deposit Loans, the Revolving Loans and the Term Loans.

“Loan Documents” means, collectively, this Agreement, the Security Agreement, the Subsidiary Guarantee Agreement, the Parent Guarantee Agreement, the other Security Documents, any Letter of Credit, the Notes (as applicable), and any other agreement entered into in connection with the transactions contemplated by this Agreement.

“Majority Class Lenders” means, at any time, with respect to Lenders of any Class, Lenders having more than 50% of the aggregate Credit Exposures of such Class at such time.

“Majority Lenders” means, at any time, Lenders having more than 50% of the aggregate Credit Exposures at such time.

“Mandatory Asset Prepayment Amount” means:

(a)    with respect to a Mandatory Asset Prepayment Event described in clause (a) of the definition thereof, 100% of the Net Cash Proceeds thereof;

(b)    with respect to a Mandatory Asset Prepayment Event described in clause (b) of the definition thereof, 100% of the Net Cash Proceeds thereof;

(c)    with respect to a Mandatory Asset Prepayment Event described in clause (c) of the definition thereof, (i) if such Mandatory Asset Prepayment Event does not occur concurrently with, or during the pendency of, an Event of Default, an amount equal to 80% of the Net Cash Proceeds thereof, or (ii) if such Mandatory Asset Prepayment Event occurs concurrently with, or during the pendency of, an Event of Default, an amount equal to 100% of the Net Cash Proceeds thereof;

(d)    with respect to a Mandatory Asset Prepayment Event described in clause (d) of the definition thereof, (i) if such Mandatory Asset Prepayment Event does not occur concurrently with, or during the pendency of, an Event of Default, an amount equal to 80% of the cash dividend or other distribution described in clause (d) of the definition of “Mandatory Asset Prepayment Event”, or (ii) if such Mandatory Asset Prepayment Event occurs concurrently with, or during the pendency of, an Event of Default, an amount equal to 100% of such cash dividend or other distribution; and

(e)    with respect to a Mandatory Asset Prepayment Event described in clause (e) of the definition thereof, (i) if such Mandatory Asset Prepayment Event does not occur concurrently with, or during the pendency of, an Event of Default, an amount equal to 80% of the portion of the Net Cash Proceeds thereof that is not either (x) paid to the applicable Restricted Subsidiary’s Parent (or to such Parent’s designee) as a cash dividend or distribution or (y) invested in Qualified Investments within the time period required pursuant to such clause (e), or (ii) if such Mandatory Asset Prepayment Event occurs concurrently with, or during the pendency of, an Event of Default, an amount equal to 100% of the Net Cash Proceeds thereof.

“Mandatory Asset Prepayment Event” means:

(a)    the receipt by the Company or any Subsidiary Guarantor or its designee of Net Cash Proceeds from any Disposition of Collateral;

(b)    the receipt by any Credit Related Party or its designee of Net Cash Proceeds from any Disposition of Restricted Equity Interests;

(c)    with respect to any Restricted Subsidiary that is a Guarantor, the receipt by such Restricted Subsidiary or its designee of Net Cash Proceeds from any Disposition of any Covered Asset owned by such Restricted Subsidiary;

(d)    with respect to any Restricted Subsidiary that is not a Guarantor, the receipt by the Parent of such Restricted Subsidiary (or by such Parent’s designee) of a cash dividend or distribution of any amount received by such Restricted Subsidiary from any Disposition of any of its Covered Assets; and

(e)    with respect to any Restricted Subsidiary that is not a Guarantor (i) if an Event of Default or a Default which is not capable of being cured before becoming an Event of Default has occurred and is continuing at the time of any receipt by such Restricted Subsidiary of Net Cash Proceeds from any Disposition of any of its Covered Assets, such receipt of Net Cash Proceeds, and (ii) if no Event of Default or Default which is not capable of being cured before becoming an Event of Default has occurred and is continuing at the time of any such receipt, the failure of such Restricted Subsidiary to, within 365 days of such receipt (or, in the case of clause (y) below, if a binding contract to make a Qualified Investment with respect to all or any portion of such Net Cash Proceeds has been entered into within such 365 day period, then as to the amount of such Qualified Investment, the failure to invest such amount in such Qualified Investment within 540 days of such receipt), take either of the following actions: (x) make a cash dividend or distribution to its Parent (or to such Parent’s designee) in an amount equal to such Net Cash Proceeds or (y) invest the portion of such Net Cash Proceeds that is not paid as a cash dividend or distribution under clause (x) above in one or more Qualified Investments; provided that, for the avoidance of doubt, if Net Cash Proceeds from a Disposition of a single Covered Asset are received by the applicable Restricted Subsidiary in installments, the 365- and 540-day periods shall apply to each individual installment and commence for each installment on the date of receipt by the applicable Restricted Subsidiary of such installment;

provided, however, that neither the Disposition of WIC nor the receipt of a dividend funded with the proceeds from the Disposition of WIC, in each case pursuant to the CIG/WIC Transaction, shall be a Mandatory Asset Prepayment Event.

“Margin Stock” means “margin stock” as defined in Regulation U of the Board of Governors, as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, operations or condition (financial or otherwise) of the Company and its consolidated Subsidiaries on a consolidated basis, (ii) the ability of the Credit Parties to perform their obligations under the Loan Documents or (iii) the validity or enforceability of the Loan Documents or the validity, perfection, priority or enforceability of the Liens created thereunder.

“Mojave” means Mojave Pipeline Company, a Texas general partnership.

“Mojave Operating” means Mojave Pipeline Operating Co., a Texas corporation.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Company or an ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions and in respect of which the Company or an ERISA Affiliate has any liability (contingent or otherwise), such plan being maintained pursuant to one or more collective bargaining agreements.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, which (a) is maintained for employees of the Company or an ERISA Affiliate and at least one Person other than the Company and its ERISA Affiliates, or (b) was so maintained and in respect of which the Company or an ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Cash Proceeds” means, with respect to the Disposition of any asset or property, an amount equal to one hundred percent (100%) of the cash proceeds from such Disposition, net of any Taxes, indemnity obligations, purchase price adjustments and analogous items, related transaction fees (including legal fees), commissions and expenses and, if applicable, amounts required to satisfy Indebtedness or other obligations secured by Permitted Liens, or other Liens permitted under, or other encumbrances not prohibited by, this Agreement, on the related property or asset, and net of all costs reasonably estimated to be associated with terminating all Hedging Agreements, if any, entered into in connection with such related property or assets, which Hedging Agreements are not being sold as part of such Disposition, in each case paid or reasonably reserved against; provided that if Net Cash Proceeds from the Disposition of Covered Assets resulting from any Casualty Event or Condemnation either (x) do not exceed $100,000 for any single Casualty Event or any single Condemnation with respect to a Covered Asset, or (y) are both (i) equal to or less than $5,000,000 on an individual basis, and (ii) equal to or less than $10,000,000 in the aggregate during any fiscal year of the Company, then such Net Cash Proceeds shall not be considered Net Cash Proceeds for purposes of the application of Sections 2.07 and 2.09 and the definitions of “Mandatory Asset Prepayment Amount” and “Mandatory Asset Prepayment Event”; and provided, further, if Net Cash Proceeds from the Disposition of Covered Assets (other than Dispositions described in the preceding proviso) are both (a) equal to or less than $5,000,000 on an individual basis, and (b) equal to or less than $10,000,000 in the aggregate during any fiscal year of the Company, then such Net Cash Proceeds shall not be considered Net Cash Proceeds for purposes of the application of Sections 2.07 and 2.09 and the definitions of “Mandatory Asset Prepayment Amount” and “Mandatory Asset Prepayment Event”.

“Noric III Holding” means El Paso Noric Investments III, L.L.C., a Delaware limited liability company.

“Notes” means the promissory notes, if any, of any Borrower evidencing Loans under this Agreement in the form of Exhibit C.

“Obligations” means, collectively, (a) all Indebtedness, liabilities under Guaranties and other obligations of each Borrower owing to the Administrative Agent, the Collateral Agent, each Issuing Bank and each Lender, of whatsoever nature and howsoever evidenced, due or to become due, now existing or hereafter arising, whether direct or indirect, absolute or contingent, which may arise under, out of, or in connection with this Agreement or the other Loan Documents, including the full and punctual payment when due of any unpaid principal of the Loans and LC Exposure, interest, fees, reimbursement obligations, guaranty obligations, penalties, indemnities, legal and other fees, charges and expenses, and amounts advanced by and expenses incurred in order to preserve any collateral or security interest, whether due by acceleration or otherwise, and (b) any and all obligations owed by each Borrower under a Secured Hedging Agreement, including any amounts payable in respect of an early termination under any Secured Hedging Agreement, and (c) any amendment, restatement or modification of any of the foregoing, including, with respect to each of clauses (a) through (c), interest accruing at any post-default rate and Post-Petition Interest.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Parent” means, with respect to any Restricted Subsidiary, the holder of the Equity Interests of such Restricted Subsidiary, and any Person to whom such Equity Interests are assigned in accordance with the Loan Documents.

“Parent Guarantee Agreement” means the Amended and Restated Parent Guarantee Agreement substantially in the form of Exhibit E-1 hereto, dated as of the Effective Date, executed and delivered by the Company in favor of the Collateral Agent for the ratable benefit of the Secured Parties.

“Participant” has the meaning set forth in Section 10.04.

“Patriot Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Execution Actions” has the meaning set forth in paragraph (h) of Article 7.

“Permitted Liens” means:

(a)  inchoate Liens and charges imposed by law and incidental to construction, maintenance, development or operation of properties, or the operation of business, in the ordinary course of business if payment of the obligation secured thereby is not yet overdue or if the validity or amount of which is being contested in good faith by the Company or any of its Subsidiaries;

(b)  Liens for Taxes, assessments, obligations under workers’ compensation or other social security legislation or other requirements, charges or levies of any Governmental Authority, in each case not yet overdue, or which are being contested in good faith by appropriate proceedings;

(c)  Liens reserved in any oil, gas or other mineral lease entered into in the ordinary course of business for rent, royalty or delay rental under such lease and for compliance with the terms of such lease;

(d)  easements, servitudes, rights-of-way and other rights, exceptions, reservations, conditions, limitations, covenants and other restrictions that do not materially interfere with the operation, value or use of the properties affected thereby;

(e)  conventional provisions contained in any contracts or agreements affecting properties under which the Company or any of its Subsidiaries is required immediately before the expiration, termination or abandonment of a particular property to reassign to such Person’s predecessor in title all or a portion of such Person’s rights, titles and interests in and to all or portion of such property;

(f)  pledges and deposits to secure the performance of bids, tenders, trade or government contracts (other than for repayment of borrowed money), leases, licenses, statutory obligations, surety bonds, performance bonds, completion bonds and other obligations of a like kind incurred in the ordinary course of business;

(g)  any Lien reserved in a grant or conveyance in the nature of a farm-out or conditional assignment to the Company or any of its Subsidiaries entered into in the ordinary course of business on reasonable terms to secure undertakings of the Company or any such Subsidiary in such grant or conveyance;

(h)  any Lien consisting of (i) landlord’s liens under leases to which the Company or any of its Subsidiaries is a party or other Liens on leased property reserved in leases thereof for rent or for compliance with the terms of such leases, (ii) rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any property of the Company or any of its Subsidiaries, or to use such property in any manner which does not materially impair the use of such property for the purposes for which it is held by the Company or any such Subsidiary, (iii) obligations or duties to any municipality or public authority with respect to any franchise, grant, license, lease or permit and the rights reserved or vested in any governmental authority or public utility to terminate any such franchise, grant, license, lease or permit or to condemn or expropriate any property, and (iv) zoning laws and ordinances and municipal regulations;

(i)  the creation of interests in property of the character commonly referred to as a “royalty interest” or “overriding royalty interest”, production payments, farmouts, leases, subleases, rights of way and other easements, participations, joint venture, joint operating, unitization, pooling and communitization agreements, or other similar transactions in the ordinary course of business; and

(j)  any judgment lien in respect of any judgment or order that does not constitute an Event of Default under paragraph (h) of Article 7.

“Person” means an individual, a Business Entity, or a country or any political subdivision thereof or any agency or instrumentality of such country or subdivision.

“Pipeline Company Borrower” means each of ANR, CIG, EPNGC and TGPC.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Pledged Company” has the meaning assigned to such term in the Security Agreement.

“Post-Petition Interest” means interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Process Agent” has the meaning specified in Section 10.09(d).

“Project Financing” means any Indebtedness (a) incurred to finance or refinance the acquisition, improvement, installation, design, engineering, construction, development, completion, maintenance or operation of, or otherwise in respect of, all or any portion of any project, or any asset related thereto (including, with respect to transactions in connection with the power and gas contract restructuring business of the Company) and any Guaranty with respect thereto, other than any portion of such Indebtedness or Guaranty permitting or providing for recourse against the Company or any of its Subsidiaries, which recourse is other than (i) recourse to the Equity Interests in, Indebtedness or other obligations of, or assets of, one or more Project Financing Subsidiaries, and (ii) such recourse as exists under any Contingent Guaranty or (b) of any Project Financing Subsidiary, or any Guaranty with respect thereto, that is secured solely by, or recourse for which is limited solely to, the Equity Interests in, Indebtedness or other obligations of, or assets of, one or more Project Financing Subsidiaries.

“Project Financing Subsidiary” means any Subsidiary of the Company whose principal purpose is to incur Project Financing, or to become a direct or indirect partner, member or other equity participant or owner in a Business Entity so created, and substantially all the assets of which Subsidiary or Business Entity are limited to (a) those assets being financed (or to be financed), or the operation of which is being financed (or to be financed), in whole or in part by a Project Financing, (b) power contracts, gas contracts, administrative or other related service agreements and swap agreements related to gas or power, or (c) Equity Interests in, or Indebtedness or other obligations of, one or more other such Subsidiaries or Business Entities or to Indebtedness or other obligations of the Company or its Subsidiaries or other Persons. For purposes of this definition, “swap agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Qualified Investments” means:

(a)    for any FERC-Regulated Restricted Subsidiary, (i) expenditures that would constitute maintenance or expansion capital expenditures or other investments or reinvestments to repair, construct, purchase, or otherwise acquire Assets that would, following such repair, construction, purchase, or other acquisition, become eligible for rate coverage under regulations promulgated by FERC, (ii) other than repayments of such Indebtedness during the pendency of an Event of Default, repayments of Indebtedness incurred by such Restricted Subsidiary for the purpose of financing expenditures or other investments or reinvestments described in clause (a)(i) above, (iii) other than such payments (or retention of funds) during the pendency of an Event of Default, payments (or retention of funds) to reimburse such Restricted Subsidiary for amounts paid from such Restricted Subsidiary’s operating cash flow within the previous 365 days for expenditures or other investments or reinvestments of the type described in clause (a)(i) or (a)(ii) above (if, in the case of clause (a)(ii), a repayment of Indebtedness described in such clause was made during the pendency of an Event of Default that was subsequently cured and no other Event of Default is then pending), to the extent such expenditures or such other investments or reinvestments have not previously been reimbursed to such Restricted Subsidiary pursuant to this clause (a)(iii), or (iv) a loan subject to Acceptable Subordination Provisions, to any other FERC-Regulated Restricted Subsidiary, the proceeds of which shall be used by such FERC-Regulated Restricted Subsidiary for any of the expenditures or other investments or reinvestments of the type described in clauses (a)(i), (a)(ii) or (a)(iii) above; or

(b)    for Unregulated Restricted Subsidiary, (i) maintenance or expansion capital expenditures or other investments or reinvestments in Assets that are useful to the business conducted by such Restricted Subsidiary, (ii) other than repayments of such Indebtedness during the pendency of an Event of Default, repayments of Indebtedness incurred by such Restricted Subsidiary for the purpose of financing expenditures or other investments or reinvestments described in clause (b)(i) above, and (iii) other than such payments (or retention of funds) during the pendency of an Event of Default, payments (or retention of funds) to reimburse such Restricted Subsidiary for amounts paid from such Restricted Subsidiary’s operating cash flow within the previous 365 days for expenditures or other investments or reinvestments of the type described in clause (b)(i) or (b)(ii) above (if, in the case of clause (b)(ii), a repayment of Indebtedness described in such clause was made during the pendency of an Event of Default that was subsequently cured and no other Event of Default is then pending), to the extent such expenditures or such other investments or reinvestments have not previously been reimbursed to such Restricted Subsidiary pursuant to this clause (b)(iii);

provided that in no event shall the investment in or acquisition of (x) any equity ownership in any other Business Entity that is not a Credit Related Party, (y) all or substantially all of a business conducted by any other Person or (z) all or substantially all of the Assets constituting a business division or other stand-alone business unit of any other Business Entity constitute a Qualified Investment.

“Qualified Investments Account” has the meaning assigned to such term in the Security Agreement.

“Register” has the meaning set forth in Section 10.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, advisors and trustees of such Person and such Person’s Affiliates.

“Restricted Equity Interests” means, collectively, the Equity Interests in each of Bear Creek Storage, Mojave, Mojave Operating and WIC; provided, however, that if the Equity Interests in WIC are Disposed of pursuant to the CIG/WIC Transaction, such Equity Interests shall cease to be “Restricted Equity Interests” hereunder.

“Restricted Subsidiaries” means, collectively, each Pipeline Company Borrower and each of their respective Subsidiaries, each Subsidiary Guarantor (other than the Exempted Guarantors) and each of their respective Subsidiaries and Bear Creek Storage and WIC; provided, however, that any such Person shall cease to be a “Restricted Subsidiary” hereunder immediately upon any Disposition of the Equity Interests in such Person permitted by Section 6.04 that results in such Person no longer being a direct or indirect Subsidiary of the Company.

“Revolving Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Commitment” means, with respect to each Revolving Lender, the commitment of such Revolving Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Revolving Lender’s Revolving Commitment is set forth on Schedule 1 or in the Assignment and Assumption pursuant to which such Revolving Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Revolving Commitments is $1,000,000,000.

“Revolving Exposure” means, with respect to any Lender at any time, (i) the amount of such Lender’s Revolving Commitment, if the Revolving Commitments are still in existence, or (ii) if the Revolving Commitments have terminated or expired, the amount of its Revolving Outstandings.

“Revolving Issuing Bank” means each of JPMCB and Citibank and, at any time and from time to time, up to three other Revolving Lenders that are designated in writing by the Company and that agree to issue one or more Revolving Letters of Credit hereunder, in each case in its capacity as the issuer of each Revolving Letter of Credit issued by it hereunder, and its successors in such capacity as provided in Section 2.04(i); provided that with respect to the Existing Letters of Credit listed in Part B of Schedule 4, the Revolving Lender which issued the same shall be the initial Revolving Issuing Bank with respect thereto.

“Revolving LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Revolving Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements in respect of Revolving Letters of Credit that have not yet been reimbursed by or on behalf of the Borrowers at such time, whether directly, through a Borrowing, or otherwise. The Revolving LC Exposure of any Revolving Lender at any time shall be its Revolving Percentage of the total Revolving LC Exposure at such time.

“Revolving Lender” means a Lender with Revolving Exposure.

“Revolving Letter of Credit” means any letter of credit issued by a Revolving Issuing Bank pursuant to this Agreement, including, after the Effective Date, all Existing Letters of Credit listed in Part B of Schedule 4.

“Revolving Loan” means a Loan made pursuant to Section 2.01(b).

“Revolving Maturity Date” means November 23, 2007.

“Revolving Outstandings” means, with respect to any Revolving Lender at any time, the aggregate outstanding amount of such Lender’s Revolving Loans and its Revolving LC Exposure at such time.

“Revolving Percentage” means, with respect to any Revolving Lender, the percentage of the total Revolving Exposures represented by such Lender’s Revolving Exposure.

“S&P” means Standard & Poors’ Ratings Group.

“SEC” means the United States Securities and Exchange Commission.

“Secured Hedging Agreement” has the meaning assigned to such term in the Security Agreement.

“Secured Obligations” has the meaning assigned to such term in the Security Agreement.

“Secured Parties” has the meaning assigned to such term in the Security Agreement.

“Security Agreement” means the Amended and Restated Security Agreement substantially in the form of Exhibit D hereto, dated as of the Effective Date, executed and delivered by the Collateral Agent, each Credit Party and the Depository Bank (as defined therein).

“Security Documents” means, collectively, the Parent Guarantee, the Subsidiary Guarantee, the Security Agreement and all other security documents hereafter delivered by a Credit Party to the Administrative Agent or the Collateral Agent granting or purporting to grant a Lien on any property or Asset of any Credit Party to secure the Secured Obligations.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Company or an ERISA Affiliate and no Person other than the Company and its ERISA Affiliates or (b) was so maintained and in respect of which the Company or an ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Specified Indenture Debt” means any Debt issued pursuant to an indenture qualified under the Trust Indenture Act of 1939, as amended, and the principal amount of which, at the time of determination, exceeds $50,000,000.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, as to any Person (the “parent”) at any date, any Business Entity the accounts of which are, or are required to be, consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other Business Entity of which the shares of stock or other Equity Interests having ordinary voting power (other than stock or such other Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such Business Entity are at the time owned, directly or indirectly, through one or more Subsidiaries, or both, by such Person.

“Subsidiary Guarantee Agreement” means the Amended and Restated Subsidiary Guarantee Agreement substantially in the form of Exhibit E-2 hereto, dated as of the Effective Date, executed and delivered by each Subsidiary Guarantor in favor of the Collateral Agent for the ratable benefit of the Secured Parties.

“Subsidiary Guarantor” means, subject to the release of any of the following as Subsidiary Guarantor in accordance with the terms of this Agreement, each of ANR Company, ANR Holding, ANRS Holding, El Paso CNG, El Paso Tennessee, EPNG Holding, Noric III Holding, Sabine River Investors III, L.L.C., Sabine River Investors IV, L.L.C., Sabine River Investors V, L.L.C., TGPC Holding and WIC Holding.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term Commitment” means, with respect to each Term Lender, the commitment of such Term Lender to make a Term Loan on the Effective Date, expressed as an amount representing the maximum principal amount of such Term Loan, as such commitment may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Term Lender pursuant to Section 10.04. The initial amount of each Term Lender’s Term Commitment is set forth on Schedule 1 or in the Assignment and Assumption pursuant to which such Term Lender shall have assumed its Term Commitment, as applicable. The initial aggregate amount of the Term Commitments is $1,250,000,000.

“Term Exposure” means, with respect to any Lender at any time, (i) the amount of such Lender’s Term Commitment, if the Term Commitments are still in existence, or (ii) if the Term Commitments have terminated or expired, the amount of its Term Loans.

“Term Lender” means a Lender with a Term Commitment or an outstanding Term Loan.

“Term Loan” means a Loan made pursuant to Section 2.01(a).

“Term Maturity Date” means November 23, 2009.

“Termination Event” means (a) a “reportable event,” as such term is described in Section 4043 of ERISA (other than a “reportable event” not subject to the provision for 30-day notice to the PBGC under subsection .11, .12, .13, .14, .16, .18, .19 or .20 of PBGC Reg. § 2615), or an event described in Section 4062(e) of ERISA, or (b) the withdrawal of the Company or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a “substantial employer,” as such term is defined in Section 4001(a)(2) of ERISA or the incurrence of liability by the Company or any ERISA Affiliate under Section 4064 of ERISA upon the termination of a Multiple Employer Plan, or (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, or (d) the institution of proceedings to terminate a Plan by the PBGC under Section 4042 of ERISA, or (e) the conditions set forth in Section 302(f)(1)(A) and (B) of ERISA to the creation of a lien upon property or rights to property of the Company or any ERISA Affiliate for failure to make a required payment to a Plan are satisfied, or (f) the adoption of an amendment to a Plan requiring the provision of security to such Plan, pursuant to Section 307 of ERISA, or (g) the occurrence of any other event or the existence of any other condition which would reasonably be expected to result in the termination of, or the appointment of a trustee to administer, any Plan under Section 4042 of ERISA.

“TGPC” has the meaning assigned to such term in the preamble hereof.

“TGPC Holding” means El Paso TGPC Investments, L.L.C., a Delaware limited liability company.

“Transaction Liens” means the Liens on Collateral granted by the Credit Parties under the Security Documents.

“Transactions” means the execution, delivery and performance by the Borrowers of this Agreement, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Unregulated Restricted Subsidiary” means any Restricted Subsidiary whose principal business purpose is the ownership and operation of assets and properties that are not subject to regulations promulgated by FERC.

“WIC” means Wyoming Interstate Company Ltd., a Colorado limited partnership.

“WIC Holding” means El Paso WIC Investments, L.L.C., a Delaware limited liability company.

“Withdrawal Liability” has the meaning given such term under Part 1 of Subtitle E of Title IV of ERISA.

Section 1.02  . Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

Section 1.03  . Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) any reference herein to any applicable law means such applicable law as amended, modified, codified, replaced, or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision of any applicable law means that section or provision of such applicable law from time to time in effect and any amendment, modification, codification, replacement, or reenactment of such section or other provision, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, Equity Interests, accounts and contract rights.

Section 1.04  . Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of or calculation of compliance with such provision (or if the Administrative Agent notifies the Company that the Majority Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE 2
The Credits

Section 2.01  . Commitments. Subject to the terms and conditions set forth herein:

(a)  each Term Lender agrees to make a Term Loan to the Company on the Effective Date in an aggregate principal amount not exceeding its Term Commitment;

(b)  each Revolving Lender agrees to make Revolving Loans to any Borrower from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in any Lender’s Revolving Outstandings exceeding such Lender’s Revolving Commitment; and

(c)  each Deposit Lender agrees to make Deposit Loans, with amounts in its Deposit Sub-Account, to any Borrower from time to time during the Deposit Availability Period in an aggregate principal amount that will not result in any Lender’s Deposit Outstandings exceeding such Lender’s Deposit Commitment.

Within the foregoing limits and subject to the terms and conditions set forth herein, each Borrower may borrow, prepay and reborrow Revolving Loans and Deposit Loans. Amounts repaid in respect of Term Loans may not be reborrowed.

Section 2.02  . Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class, as the applicable Borrower may request (subject to Section 2.12) in accordance herewith. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)  Subject to Section 2.12, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Company, on its own behalf or on behalf of the applicable Pipeline Company Borrower, may request in accordance herewith. Each Lender at its option may make or hold any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make or hold such Loan; provided that any exercise of such option shall not affect the obligation of a Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)  At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $20,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Revolving Borrowing or an ABR Deposit Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments of the related Class or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(e). Borrowings of more than one Class and Type may be outstanding at the same time; provided that there shall not at any time be more than a total of sixteen Eurodollar Borrowings outstanding. Within the limits of each Lender’s Commitment, any Borrower may make more than one Borrowing on any Business Day.

(d)  Notwithstanding any other provision of this Agreement, a Borrower shall not be entitled to request, or to elect to convert a Borrowing to or continue a Borrowing as, a Eurodollar Borrowing if the Interest Period requested with respect thereto would end after the Applicable Maturity Date.

Section 2.03  . Requests for Borrowings. To request a Borrowing, the Company, on its own behalf or on behalf of the applicable Pipeline Company Borrower, shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing, or (b) in the case of an ABR Borrowing, not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in substantially the form of Exhibit B and signed by the Company. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)  the Borrower;

(ii)  the Class of the requested Borrowing;

(iii)  the aggregate amount of such Borrowing;

(iv)  the date of such Borrowing, which shall be a Business Day;

(v)  whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(vi)  in the case of any Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vii)  the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

1.  If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the relevant Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04.  Letters of Credit.

(a)  General. (i) Subject to the terms and conditions set forth herein, upon request by the Company, on its own behalf or on behalf of the applicable Pipeline Company Borrower, each Issuing Bank agrees to issue Letters of Credit in any stated face amount specified by the Company in the applicable request with any Borrower as the reimbursement obligor in respect of drawings thereunder and for the account of the Borrowers, or any one or more of them, or any direct or indirect Subsidiary or Affiliate thereof, each in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Revolving Availability Period or the Deposit Availability Period, as the case may be. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application, reimbursement agreement or other agreement submitted by a Borrower to, or entered into by a Borrower with, an Issuing Bank relating to any Letter of Credit issued thereby, the terms and conditions of this Agreement shall control.

(ii)  Existing Letters of Credit. On the Effective Date, without further action by any party hereto, (x) the Deposit Issuing Bank shall be deemed to have granted to each Deposit Lender, and each Deposit Lender shall be deemed to have acquired from the Deposit Issuing Bank, a participation in each Existing Letter of Credit listed in Part A of Schedule 4 equal to such Lender’s Deposit Percentage of (A) the aggregate amount available to be drawn under such Existing Letter of Credit and (B) the aggregate amount of any outstanding reimbursement obligations in respect thereof; and (y) each Issuing Bank that has issued an Existing Letter of Credit listed in Part B of Schedule 4 or an Additional Covered Letter of Credit shall be deemed to have granted to each Revolving Lender, and each Revolving Lender shall be deemed to have acquired from such Issuing Bank, a participation in each such Existing Letter of Credit and each such Additional Covered Letter of Credit equal to such Lender’s Revolving Percentage of (A) the aggregate amount available to be drawn under such Existing Letter of Credit or such Additional Covered Letter of Credit, as applicable, and (B) the aggregate amount of any outstanding reimbursement obligations in respect of such Existing Letter of Credit or such Additional Covered Letter of Credit, as applicable. With respect to each Existing Letter of Credit and each Additional Covered Letter of Credit (i) if the relevant Issuing Bank has heretofore sold a participation therein to a Lender, such Issuing Bank and such Lender agree that such participation shall be automatically canceled on the Effective Date and (ii) if the relevant Issuing Bank has heretofore sold a participation therein to any bank or financial institution that is not a Lender, such Issuing Bank shall procure the termination of such participation on or prior to the Effective Date. On and after the Effective Date, each such Existing Letter of Credit and each Additional Covered Letter of Credit shall be a Letter of Credit issued hereunder.

(iii)  Renewals and Extensions of Letters of Credit. Upon the expiration, termination or reduction in the stated amount of any Revolving Letter of Credit with respect to which JPMCB is the Issuing Bank, until its LC Commitment as a Revolving Issuing Bank has been reduced to $300,000,000, JPMCB may reduce such LC Commitment by an amount up to the stated amount of such expired or terminated Letter of Credit or the amount of such reduction in the stated amount, as the case may be, but in no event shall JPMCB reduce its LC Commitment pursuant to this Section 2.04(a)(iii) below $300,000,000. Until the LC Commitment of JPMCB as a Revolving Issuing Bank has been reduced to $300,000,000 (or such greater amount that may be agreed between the Company and JPMCB), JPMCB shall not be obligated to issue, renew, extend or amend any Letters of Credit under this Section 2.04, unless JPMCB is the only Issuing Bank acceptable to the recipient of the proposed Letter of Credit. The Company shall, no later than the first anniversary of the date hereof (or such later date as may be agreed by the Company and JPMCB), cause the LC Commitment of JPMCB as a Revolving Issuing Bank to be reduced to an amount not to exceed $300,000,000 (or such other amount that may be agreed by the Company and JPMCB).

(b)  Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Company, on its own behalf, or on behalf of the applicable Pipeline Company Borrower as obligor, shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the Issuing Bank requested to issue such Letter of Credit and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the Class of such Letter of Credit, the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section 2.04), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information (including the applicable Borrower as obligor for reimbursement obligations thereunder and the account party therefor if different) as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the applicable obligor Borrower in respect thereof also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Company shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the total LC Exposure with respect to all Letters of Credit issued by each Issuing Bank shall not exceed such Issuing Bank’s LC Commitment, (ii) in the case of a Revolving Letter of Credit, the total Revolving Outstandings shall not exceed the total Revolving Commitments and (iii) in the case of any Deposit Letter of Credit, the Deposit LC Exposure shall not exceed the aggregate amount of the Deposits. Each Issuing Bank shall have sole discretion as to any amendment, renewal or extension of the Letters of Credit issued by it, subject to the other terms and provisions of this Agreement.

(c)  Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Applicable Maturity Date; provided that (x) any Letter of Credit may provide for the extension or renewal thereof and may be renewed or extended upon the request of the Company, on its own behalf or on behalf of a Pipeline Company Borrower, in accordance with the terms thereof for additional periods of a duration requested by the Company, on its own behalf or on behalf of a Pipeline Company Borrower (which shall in no event extend beyond the date referred to in clause (ii) above) and (y) with the consent of the relevant Issuing Bank and the Administrative Agent, Letters of Credit with a term longer than one year shall be permitted (which shall in no event extend beyond the date referred to in clause (ii) above).

(d)  Participations. By the issuance of a Letter of Credit of any Class (or an amendment to a Letter of Credit of any Class increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the applicable Lenders, such Issuing Bank hereby grants to each Lender having a Commitment of such Class, and each such Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each such Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the applicable obligor Borrower or any Guarantor on the date due as provided in paragraph (e) of this Section 2.04, or of any reimbursement payment required to be refunded to any Borrower for any reason, subject in the case of Deposit Lenders to the provisions of Section 2.18(g). Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)  Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit issued by it, the applicable obligor Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if such Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by such Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that such Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that such Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such LC Disbursement is not less than $5,000,000, the Company, on its own behalf or on behalf of such Borrower, may request in accordance with Section 2.03 that such payment be financed with an ABR Borrowing of the applicable Class in an equivalent amount and, to the extent so financed, such Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing. If the applicable obligor Borrower, or any Guarantor on its behalf, fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable Class of the applicable LC Disbursement, the payment then due from such Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each applicable Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the applicable Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the applicable Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from such Lenders. Promptly following receipt by the Administrative Agent of any payment from a Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then (i) if such payment was made in respect of a Revolving Letter of Credit, to the Revolving Lenders and such Issuing Bank as their interests may appear and (ii) if such payment was made in respect of a Deposit Letter of Credit, as required by Section 2.18(b). Any payment made by a Lender pursuant to this paragraph to reimburse the applicable Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) made by such Issuing Bank shall not constitute a Loan and shall not relieve the applicable obligor Borrower of its obligation to reimburse such LC Disbursement.

(f)  Obligations Absolute. Each Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section 2.04 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.04, constitute a legal or equitable discharge of or defense to, or provide a right of setoff against, a Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank; provided that the foregoing shall not be construed to excuse such Issuing Bank from liability to a Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the applicable Borrower to the extent permitted by applicable law) suffered by a Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any such Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank that issued such Letter of Credit may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit (unless the applicable obligor Borrower shall consent to payment thereon notwithstanding such lack of strict compliance).

(g)  Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by it. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of the date and the amount of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve such Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)  Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless the applicable obligor Borrower, or a Guarantor on its behalf, shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that such Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans of the same Class; provided that, if such applicable obligor Borrower, or a Guarantor on its behalf, fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section 2.04, then Section 2.11(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section 2.04 to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)  Replacement of an Issuing Bank. Any Issuing Bank may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the applicable obligor Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.10(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit issued by it thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed, when applicable, to refer to such successor or, when applicable, to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)  Cash Collateralization. Notwithstanding any provisions of the Security Agreement relating to the Cash Collateralization of LC Exposure, if any Event of Default shall occur and be continuing, on the Business Day that any Borrower receives notice from the Administrative Agent or the Majority Lenders (or, if the maturity of the Loans has been accelerated, Lenders having Applicable Percentages aggregating more than 50%) demanding the Cash Collateralization of the LC Exposure pursuant to this paragraph, such Borrower shall Cash Collateralize the LC Exposure; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to such Borrower described in paragraph (g) of Article 7. If any Borrower is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to such Borrower within three Business Days after all Events of Default have been cured or waived.

Section 2.05  . Funding of Borrowings. (a)  Subject in the case of Deposit Lenders to paragraph (b) of this Section 2.05, each Lender shall make each Loan to be made by it hereunder on the proposed date of the related Borrowing by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the Loan amounts so received, in like funds, to such account as designated by such Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.04(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Each Deposit Lender hereby authorizes and directs the Administrative Agent to make its Deposit Percentage of each Deposit Borrowing available to the applicable Borrower by withdrawing from the Deposit Account (and debiting such Lender’s Deposit Sub-Account in the amount of) such Lender’s Deposit Percentage of such Borrowing in accordance with Section 2.18(c)(i) and making such amount available to the applicable Borrower as provided in paragraph (a) of this Section 2.05.

(c)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.05 and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of a Borrowing of Revolving Loans or Term Loans available to the Administrative Agent, then the applicable Lender and Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans of the applicable Class. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.06  . Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. The Company, on its own behalf or on behalf of a Pipeline Company Borrower, may thereafter elect at any time and from time to time on any Business Day to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.06. The Company, on its own behalf or on behalf of a Pipeline Company Borrower, may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)  To make an election pursuant to this Section 2.06, a Borrower shall notify the Administrative Agent of such election by telephone not later than 12:00 noon, New York City time, three Business Days before the proposed effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by such Borrower.

(c)  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)  the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)  the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)  whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)  if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

2.  If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)  Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the relevant Class of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)  If a Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Majority Lenders, so notifies any Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.07  . Optional and Mandatory Termination and Reduction of Commitments. (a) Unless previously terminated, (i) the Term Commitments shall terminate on the Effective Date, immediately after the closing hereunder, (ii) the Revolving Commitments shall terminate on the Revolving Maturity Date, and (iii) the Deposit Commitments shall terminate on the Deposit Maturity Date.

(b)  The Company may at any time terminate, or from time to time reduce, the unused portions of the Commitments of any Class; provided that (i) each partial reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $10,000,000, and (ii) the Company shall not terminate or reduce the Deposit Commitments or the Revolving Commitments if, after giving effect to any concurrent prepayment of Loans in accordance with Section 2.09, the Deposit Outstandings or the Revolving Outstandings, as the case may be, would exceed the aggregate amount of the Commitments of the related Class.

(c)  The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section 2.07, or any required reduction of the Commitments under paragraph (d) of this Section 2.07, at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section 2.07 shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(d)  Within five days after the occurrence of a Mandatory Asset Prepayment Event, the Deposit Commitments and the Revolving Commitments shall be ratably reduced (but not below zero) by an aggregate amount equal to the excess of the Mandatory Asset Prepayment Amount over the aggregate principal amount of Term Loans prepaid pursuant to Section 2.09(d).

(e)  Any termination or reduction of the Commitments of any Class hereunder, whether optional or mandatory, shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

Section 2.08  . Repayment of Loans; Evidence of Debt. (a) Each Borrower hereby unconditionally promises to pay on the Applicable Maturity Date to the Administrative Agent for the account of each applicable Lender the then unpaid principal amount of each Loan made to such Borrower.

(b)  Subject to adjustment pursuant to Section 2.09(e), on the last Business Day of each fiscal quarter of the Borrower ending after the Effective Date but prior to the Term Loan Maturity Date, the Company hereby promises to repay Term Borrowings in an aggregate amount equal to $5,000,000.

(c)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender to such Borrower, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d)  The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof, the Interest Period applicable thereto and the Borrower to whom such Loan is made, (ii) the amount of any principal or interest due and payable or to become due and payable to each Lender hereunder on account of each Loan from the relevant Borrower to whom such Loan was made and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e)  The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section 2.08 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of each Borrower recorded therein absent manifest error; provided that the failure of any Lender or the Administrative Agent to maintain any such account or any error therein shall not in any manner affect the obligation of each Borrower to repay the Loans made to such Borrower in accordance with the terms of this Agreement.

(f)  Any Lender may request that Loans of any Class made by it be evidenced by a Note. In such event, the applicable Borrower shall prepare, execute and deliver to such Lender a Note or Notes payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns). Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more Notes in such form payable to the order of the payee named therein (or, if such Note is a registered note, to such payee and its registered assigns).

Section 2.09  . Optional and Mandatory Prepayment of Loans. (a) Any Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part (without premium or penalty but subject to Section 2.14), subject to prior notice in accordance with paragraph (b) of this Section 2.09. All or any portion of any Deposit Loan or Revolving Loan prepaid may be borrowed and reborrowed in accordance with the terms and provisions of this Agreement. Amounts prepaid in respect of Term Loans may not be reborrowed.

(b)  A Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, two Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.07(c), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.07(c). Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in a minimum amount of $5,000,000 or a larger integral multiple of $1,000,000. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Each prepayment shall be accompanied by accrued and unpaid interest to the extent required by Section 2.11.

(c)  If on any date (including any date on which a mandatory reduction of Commitments occurs pursuant to Section 2.07(d)) the aggregate Deposit Outstandings or Revolving Outstandings exceed the then aggregate Commitments of the related Class, then, without notice or demand, the Company shall promptly prepay the principal amount of the Loans and any unreimbursed LC Disbursements of such Class by an amount equal to such excess and, if all Loans and unreimbursed LC Disbursements of such Class shall have been prepaid, promptly Cash Collateralize outstanding Letters of Credit of such Class by an amount equal to any remaining excess.

(d)  Within five days of the occurrence of any Mandatory Asset Prepayment Event, the Borrowers shall prepay Loans, unreimbursed LC Disbursements and other amounts owed pursuant to the Loan Documents and Cash Collateralize Letters of Credit in an aggregate amount equal to the Mandatory Asset Prepayment Amount. The Mandatory Asset Prepayment Amount shall be applied:

(i)  If no Event of Default has occurred and is continuing at the time of such prepayment:

first, to pay the unpaid principal of Term Borrowings, until the principal of all Term Borrowings shall have been paid in full;

second, to pay ratably the unpaid principal of all other Borrowings and all unreimbursed LC Disbursements, until the principal of all such Borrowings and unreimbursed LC Disbursements shall have been paid in full;

third, to Cash Collateralize ratably all outstanding Letters of Credit, until all Letters of Credit shall have been Cash Collateralized; and

fourth, to pay all other amounts owed pursuant to this Agreement and the other Loan Documents ratably, until all such other amounts shall have been paid in full; and

fifth, any remaining unused portion of such Mandatory Asset Prepayment Amount shall be returned to the Company for general corporate purposes and such returned amount shall thereupon cease constituting a Mandatory Asset Prepayment Amount.

(ii)  Subject to Section 6.02 of the Security Agreement, if an Event of Default has occurred and is continuing at the time of such prepayment:

first, to pay the unpaid principal of all Borrowings and all unreimbursed LC Disbursements and to Cash Collateralize all outstanding Letters of Credit, all ratably until the principal of all Borrowings and all unreimbursed LC Disbursements shall have been paid in full and all Letters of Credit shall have been Cash Collateralized; and

second, to pay all other amounts owed under this Agreement and the other Loan Documents ratably, until all such other amounts shall have been paid in full.

(e)  Any prepayment of Term Loans pursuant to Section 2.09(a) or 2.09(d) shall be applied to the remaining installments of the Term Loans in inverse order of maturity.

Section 2.10  . Fees. (a) The Company agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, which shall accrue at the rate of 0.75% per annum on the daily amount of the excess of the aggregate Revolving Commitment of such Lender over such Lender’s Revolving Outstandings during the period from and including the date hereof to but excluding the date on which such Revolving Commitment terminates.

(b)  The Company agrees to pay to the Administrative Agent for the account of each Deposit Lender a fee, accruing at the rate of 2.75% per annum, on the daily amount of the Deposit of such Lender during the period from and including the date hereof to but excluding the date on which each of the Deposit Commitments and the Deposit LC Exposure have been reduced to zero. In addition, the Company agrees to pay to the Administrative Agent for the account of each Deposit Lender an additional amount, accruing at the rate of 0.10% per annum, on the daily amount of the Deposit of such Lender during the period from and including the date hereof to but excluding the date on which each of the Deposit Commitments and the Deposit LC Exposure have been reduced to zero.

(c)  The Company agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Revolving Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Lender’s Revolving LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any Revolving LC Exposure, (ii) to each Revolving Issuing Bank a fronting fee, which shall accrue at the rate of 0.25% per annum on the average daily amount of the Revolving LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) with respect to each Revolving Letter of Credit issued by such Issuing Bank during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any Revolving LC Exposure with respect to Revolving Letters of Credit issued by such Issuing Bank and (iii) to each Issuing Bank, such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit issued by it or processing of drawings thereunder.

(d)  Fees accrued pursuant to paragraphs (a), (b), (c)(i) and (c)(ii) above, through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following each such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees for the account of Lenders of any Class shall be payable on the date on which the Commitments of such Class terminate and any such fees accruing after the date on which such Commitments terminate shall be payable on demand. All such fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Any other fees payable to any Issuing Bank pursuant to this Section shall be payable within 10 days after demand.

(e)  The Company agrees to pay (i) to the Administrative Agent, the Collateral Agent and the Lead Arrangers, for their own accounts, fees payable in the amounts and at the times separately agreed to pursuant to the Fee Letters and (ii) on or prior to the Effective Date, to the Administrative Agent for the account of each Lender an upfront fee in an amount separately agreed with the Lenders.

(f)  All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to each Issuing Bank, in the case of fees payable to it) for distribution (if applicable) to the Lenders as specified above. Fees paid shall not be refundable under any circumstances.

Section 2.11  . Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)  The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)  Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.11 or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section 2.11.

(d)  Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section 2.11 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Deposit Loan or Revolving Loan (other than a prepayment of an ABR Loan prior to the end of the Revolving Availability Period or the Deposit Availability Period, as the case may be) or any Term Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)  All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day of the Interest Period). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.12  . Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing of any Class:

(a)  the Administrative Agent determines in good faith (which determination shall be conclusive absent manifest error) that, by reason of circumstances generally affecting the London interbank Eurodollar market, adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b)  the Administrative Agent is advised by the Majority Class Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

3.  then the Administrative Agent shall give notice thereof to the Borrowers and the Lenders of such Class by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrowers and such Lenders that the circumstances giving rise to such notice no longer exist, (a) any Interest Election Request that requests the conversion of any Borrowing of the affected Class to, or continuation of any Borrowing of the affected Class as, a Eurodollar Borrowing shall be ineffective, and (b) if any Borrowing Request requests a Eurodollar Borrowing of the affected Class, such Borrowing shall be made as an ABR Borrowing.

Section 2.13  . Increased Costs.

(a)  If any Change in Law shall:

(i)  impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank or any Deposit or the Deposit Account; or

(ii)  impose on any Lender or any Issuing Bank or the London interbank market any other condition materially affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein or any Deposit or the Deposit Account;

4.  in each case other than as specified in paragraph (b) below, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise), in each case by an amount that such Lender or such Issuing Bank reasonably deems to be material, then the applicable Borrower or Borrowers will pay to such Lender or such Issuing Bank, as the case may be, in accordance with paragraph (c) of this Section 2.13 after such Borrower’s receipt of its written demand accompanied by documentation specifying in reasonable detail the events and circumstances and the applicable Change in Law in support of any such reimbursement request, such additional amount or amounts necessary to compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)  If any Lender or any Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender or the Deposit or Deposit Sub-Account of any Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy) by an amount reasonably deemed by such Lender or such Issuing Bank to be material, then from time to time upon submission by such Lender or such Issuing Bank to the applicable Borrower or Borrowers (with a copy to the Administrative Agent) of a written demand therefor accompanied by documentation specifying in reasonable detail the events and circumstances applicable to such reduction and the applicable Change in Law in support of such demand, and the amount demanded pursuant hereto, the applicable Borrower or Borrowers will, within 30 days after receipt of such demand, pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts necessary to compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)  A certificate of a Lender or such Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, together with the relevant demand and accompanying documentation, all as specified in paragraph (a) or (b) of this Section 2.13 shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof.

(d)  Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section 2.13 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that a Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor in accordance with this Section; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.14  . Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or any prepayment under Section 2.09(a) or 2.09(d)), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(b) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by a Borrower pursuant to Section 2.17, then, in any such event, such Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid or converted, or not so borrowed, continued, converted or prepaid at the Adjusted LIBO Rate that would have been applicable to such Eurodollar Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the Interest Period that would have commenced on the date of such failure for such Loan), over (ii) the amount of interest that would have accrued to such Lender on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the interbank eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the applicable Borrower and shall be conclusive absent manifest error. Each affected Lender requesting payment under this Section shall submit written demand specifying in reasonable detail the events and circumstances resulting in such payment obligation, together with a certificate as to any amounts payable pursuant to this Section to the applicable Borrower. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

Section 2.15  . Taxes. (a) Any and all payments by or on account of any obligation of any Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if a Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions, and (iii) such Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)  In addition, each Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)  Each Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of any Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to a Borrower by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(d)  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the United States, or of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrowers (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by a Borrower as will permit such payments to be made without withholding or at a reduced rate.

(f)  The Administrative Agent or a Lender shall determine if, in its reasonable discretion, it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by a Borrower or with respect to which a Borrower has paid additional amounts pursuant to this Section 2.15. If it determines that it has received any such refund, it shall pay over such refund to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 2.15 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that each Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Borrower or any other Person.

Section 2.16  . Payments Generally; Pro Rata Treatment; Sharing of Set-Offs. (a) Each Borrower shall make each payment required to be made by it hereunder and, unless stated otherwise therein, under any of the other Loan Documents (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.13, 2.14 or 2.15, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except payments to be made directly to an Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.13, 2.14, 2.15 and 10.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof, provided that prepayments of Deposit Loans and reimbursements of LC Disbursements in respect of Deposit Letters of Credit shall be deposited by the Administrative Agent in the Deposit Account to the extent provided in Section 2.18(b). If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b)  Except as otherwise provided in Section 2.09(c), if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)  If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to a Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)  Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any Issuing Bank hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as the case may be (or, to the extent provided in Section 2.18(b), deposit in the Deposit Account), the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or any applicable Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank (or, if such amount shall have been deposited in the Deposit Account, each Deposit Lender authorizes the Administrative Agent to withdraw such amount from the Deposit Account), with interest thereon, for each day from and including the date such amount is distributed to it (or deposited in the Deposit Account and credited to its Deposit Sub-Account) to but excluding the date of payment to or recovery by the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(d) or 2.04(e), 2.05(b), or 2.16(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.17  . Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.13, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)  If (w) any Lender requests compensation under Section 2.13, or (x) if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or (y) if any Lender defaults in its obligation to fund Loans hereunder or (z) any Lender (or any Lender of the applicable Class) refuses to grant its approval with respect to any matter requiring the approval of all Lenders (or all Lenders of a Class) and such matter shall have been approved by Lenders having Credit Exposures in excess of 66-2/3% of the aggregate Credit Exposures (or, with respect to Lenders of a particular Class, Lenders of such Class having Credit Exposures in excess of 66-2/3% of the aggregate Credit Exposures of such Class), then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, participations in LC Disbursements and its Deposit (if any), accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal, participations in LC Disbursements, Deposit and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

Section 2.18  . Deposit Account. (a) Establishment of Deposit Account and Deposit Sub-Accounts. On or prior to the Effective Date, the Administrative Agent shall establish a deposit account in the name of the Administrative Agent at JPMCB with the title “El Paso 2004 Deposit-Funded Credit Facility Deposit Account” (the “Deposit Account”). The Administrative Agent shall maintain records enabling it to determine at any time the amount of the interest of each Deposit Lender in the Deposit Account (the interest of each such Lender in the Deposit Account, as evidenced by such records, being referred to as such Lender’s “Deposit Sub-Account”). The Administrative Agent shall establish such additional Deposit Sub-Accounts for assignee Deposit Lenders as shall be required pursuant to Section 10.04(b). No Person (other than the Administrative Agent) shall have the right to make any withdrawal from the Deposit Account or to exercise any other right or power with respect thereto except as expressly provided in paragraph (c) below or in Section 10.04(b). Without limiting the generality of the foregoing, each party hereto acknowledges and agrees that the Deposits are and will at all times be property of the Deposit Lenders, and that no amount on deposit at any time in the Deposit Account shall be the property of any of the Credit Parties, constitute “Collateral” under the Loan Documents or otherwise be available in any manner to satisfy any Obligations of any of the Credit Parties under the Loan Documents. Each Deposit Lender agrees that its right, title and interest in and to the Deposit Account shall be limited to the right to require amounts in its Deposit Sub-Account to be applied as provided in paragraph (c) below and that it will have no right to require the return of its Deposit other than as expressly provided in such paragraph (c) (each Deposit Lender hereby acknowledging that (i) its Deposit constitutes payment for its participations in Deposit Letters of Credit issued or to be issued hereunder, (ii) its Deposit and any investments made therewith shall secure its obligations to the Deposit Issuing Bank hereunder (each such Lender hereby granting to the Administrative Agent, for the benefit of the Deposit Issuing Bank, a security interest in its Deposit and agreeing that the Administrative Agent, as holder of the Deposits and any investments made therewith, will be acting, inter alia, as collateral agent for the Deposit Issuing Bank) and (iii) the Deposit Issuing Bank will be issuing, amending, renewing and extending Letters of Credit in reliance on the availability of such Lender’s Deposit to discharge such Lender’s obligations in accordance with Section 2.04(e) in connection with any LC Disbursement thereunder). The funding of the Deposits and the agreements with respect thereto set forth in this Agreement constitute arrangements among the Administrative Agent, the Deposit Issuing Bank and the Deposit Lenders with respect to the funding obligations of the Deposit Lenders under this Agreement, and the Deposits do not constitute loans or extensions of credit to any Credit Party. No Credit Party shall have any responsibility or liability to the Deposit Lenders, the Agents or any other Person in respect of the establishment, maintenance, administration or misappropriation of the Deposit Account (or any Deposit Sub-Account) or with respect to the investment of amounts held therein, including pursuant to paragraph (d) below, or the duties and responsibilities of the Administrative Agent with respect to the foregoing contemplated by paragraph (e) below. JPMCB hereby waives any right of setoff against the Deposits that it may have under applicable law or otherwise with respect to amounts owed to it by Deposit Lenders (it being agreed that such waiver shall not reduce the rights of JPMCB, in its capacity as the Deposit Issuing Bank or otherwise, to apply or require the application of the Deposits in accordance with the provisions of this Agreement).

(b)  Deposits in Deposit Account. The following amounts will be deposited in the Deposit Account at the following times:

(i)  On the Effective Date, each Deposit Lender shall deposit in the Deposit Account an amount in dollars equal to such Lender’s Deposit Commitment. Thereafter, the Deposits shall be available, on the terms and subject to the conditions set forth herein, (A) to fund Deposit Loans by such Lender pursuant to Section 2.01(c) and (B) for application pursuant to Section 2.04(e) to reimburse such Lender’s Deposit Percentage of LC Disbursements in respect of Deposit Letters of Credit that are not reimbursed by the applicable Borrower. The obligations of the Deposit Lenders to make the Deposits required by this clause (i) are several, and no Deposit Lender shall be responsible for any other Lender’s failure to make its Deposit as so required.

(ii)  On any date prior to the Deposit Maturity Date on which the Administrative Agent receives any payment for the account of any Deposit Lender with respect to the principal amount of any of its Deposit Loans, subject to clause (iv) below, the Administrative Agent shall deposit such amount in the Deposit Account and credit such amount to the Deposit Sub-Account of such Lender.

(iii)  On any date prior to the Deposit Maturity Date on which the Administrative Agent or the Deposit Issuing Bank receives any reimbursement payment from any Borrower in respect of an LC Disbursement with respect to which amounts were withdrawn from the Deposit Account to reimburse the Deposit Issuing Bank, subject to clause (iv) below, the Administrative Agent shall deposit such reimbursement payment in the Deposit Account, and credit to the Deposit Sub-Account of each of the Deposit Lenders, such Deposit Lender’s Deposit Percentage of such reimbursement payment, in accordance with Section 2.04(e).

(iv)  If at any time when any amount would otherwise be required to be deposited in the Deposit Account under clause (ii) or (iii) above the sum of such amount and the aggregate amount of the Deposits at such time would exceed (x) the aggregate amount of the Deposit Commitments minus (y) the aggregate principal amount of all outstanding Deposit Loans, then such excess shall not be deposited in the Deposit Account and the Administrative Agent shall instead pay to each Deposit Lender its Deposit Percentage of such excess.

(v)  Concurrently with the effectiveness of any assignment by any Lender of all or any portion of its Deposit Commitment, the Administrative Agent shall transfer into the Deposit Sub-Account of the assignee the corresponding portion of the amount on deposit in the assignor’s Deposit Sub-Account in accordance with Section 10.04(b).

(c)  Withdrawals From and Closing of Deposit Account. Amounts on deposit in the Deposit Account shall be withdrawn and distributed (or transferred, in the case of clause (v) below) by the Administrative Agent as follows:

(i)  On each date on which a Deposit Borrowing is to be made, the Administrative Agent shall, pursuant to Section 2.05, and subject to the satisfaction of the conditions applicable thereto set forth in Article 3, withdraw from the Deposit Account the principal amount of such Borrowing (and debit the Deposit Sub-Account of each Deposit Lender in the amount of such Lender’s Deposit Percentage of such Borrowing) and make such amount available to the applicable Borrower in accordance with Section 2.05(a).

(ii)  On each date on which the Deposit Issuing Bank is to be reimbursed by the Deposit Lenders pursuant to Section 2.04(e) for any LC Disbursement, the Administrative Agent shall withdraw from the Deposit Account the amount of such unreimbursed LC Disbursement (and debit the Deposit Sub-Account of each Deposit Lender in the amount of such Lender’s Deposit Percentage of such unreimbursed LC Disbursement) and make such amount available to the Deposit Issuing Bank in accordance with Section 2.04(e).

(iii)  Concurrently with each voluntary reduction of the Deposit Commitments pursuant to and in accordance with Section 2.07(b), the Administrative Agent shall withdraw from the Deposit Account and pay to each Deposit Lender such Lender’s Deposit Percentage of any amount by which the Deposits would exceed (x) the aggregate amount of the Deposit Commitments, after giving effect to such reduction of the Deposit Commitments, minus (y) the aggregate principal amount of the outstanding Deposit Loans.

(iv)  Concurrently with any termination of the Deposit Commitments pursuant to and in accordance with Section 2.07(a) or Article 7, the Administrative Agent shall withdraw from the Deposit Account and pay to each Deposit Lender such Lender’s Deposit Percentage of the excess at such time of the aggregate amount of the Deposits over the Deposit LC Exposure.

(v)  Concurrently with the effectiveness of any assignment by any Deposit Lender of all or any portion of its Deposit Commitment, the corresponding portion of the assignor’s Deposit Sub-Account shall be transferred from the assignor’s Deposit Sub-Account to the assignee’s Deposit Sub-Account in accordance with Section 10.04(b) and, if required by Section 10.04(b), the Administrative Agent shall close such assignor’s Deposit Sub-Account.

(vi)  Upon the reduction of each of the Deposit Commitments and the Deposit LC Exposure to zero, the Administrative Agent shall withdraw from the Deposit Account and pay to each Deposit Lender such Lender’s Deposit Percentage of the remaining amount, and shall close the Deposit Account.

Each Deposit Lender irrevocably and unconditionally agrees that its Deposit may be applied or withdrawn from time to time as set forth in this paragraph (c).

(d)  Investment of Amounts in Deposit Account. The Administrative Agent shall invest, or cause to be invested, the Deposit of each Deposit Lender so as to earn for the account of such Lender a return thereon (the “Deposit Return”) for each day at a rate per annum equal to (i) the one month LIBOR rate as determined by the Administrative Agent on such day (or if such day was not a Business Day, the first Business Day immediately preceding such day) based on rates for deposits in dollars (as set forth by Bloomberg L.P.-page BTMM or any other comparable publicly available service as may be selected by the Administrative Agent) (the “Benchmark LIBO Rate”) minus (ii) 0.10% per annum (based on a 365/366 day year). The Benchmark LIBO Rate will be reset on each Business Day. The Deposit Return accrued through and including the last day of March, June, September and December of each year shall be payable by the Administrative Agent to each Deposit Lender on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date, and on the date on which each of the Deposit Commitments and the Deposit LC Exposure shall have been reduced to zero, and the Administrative Agent agrees to pay to each Deposit Lender the amounts due to it under this sentence. No Credit Party shall have any obligation under or in respect of the provisions of this paragraph (d).

(e)  Sub-Agents. As provided in Article 9, the Administrative Agent may perform any and all of its duties and exercise its rights and powers contemplated by this Section 2.18 by or through one or more sub-agents appointed by it (which may include any of its Affiliates). The parties hereto acknowledge that on or prior to the Effective Date the Administrative Agent has engaged JPMorgan Chase Institutional Trust Services to act as its sub-agent in connection with the Deposit Account, and that in such capacity JPMorgan Chase Institutional Trust Services shall be entitled to the benefit of all the provisions of this Agreement contemplated by Article 9, including the provisions of Section 10.03.

(f)  Sufficiency of Deposits to Provide for Deposit LC Exposure. Notwithstanding any other provision of this Agreement, no Deposit Loan shall be made, and no Deposit Letter of Credit shall be issued or the stated amount thereof increased, if after giving effect thereto the aggregate amount of the Deposits would be less than the Deposit LC Exposure. The Administrative Agent agrees to provide, at the request of the Deposit Issuing Bank, information to such Issuing Bank as to the aggregate amount of the Deposits.

(g)  Satisfaction of Lender Funding Obligations. Each Borrower and the Deposit Issuing Bank acknowledges and agrees that, notwithstanding any other provision contained herein, the deposit by each Deposit Lender in the Deposit Account on the Effective Date of funds equal to its Deposit Commitment will fully discharge the obligation of such Lender to fund Deposit Loans by such Lender pursuant to Section 2.02(a) and to reimburse such Lender’s Deposit Percentage of LC Disbursements in respect of Deposit Letters of Credit that are not reimbursed by the applicable Borrower pursuant to Section 2.04(d) or (e), and that no other or further payments shall be required to be made by any Deposit Lender in respect of any such funding or reimbursement obligations.

ARTICLE 3
Conditions

Section 3.01  . Effective Date; Conditions to Initial Credit Event. This Agreement and the other Loan Documents, and the obligations of the Lenders to make Loans hereunder and of the Issuing Banks to issue Letters of Credit hereunder (or convert Existing Letters of Credit to Letters of Credit hereunder), shall not become effective until the date (the “Effective Date”) on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):

(a)  This Agreement and each other Loan Document to be executed and delivered on or before the Effective Date shall have been executed by each party thereto, and each of the Administrative Agent (or its counsel) and the Company (or its counsel) shall have received from each party hereto and thereto either (i) a counterpart of this Agreement and each such other Loan Document, signed on behalf of each party party thereto or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement or such other Loan Document) that such party has signed a counterpart hereof or thereof.

(b)  The Administrative Agent shall have received the following in form and substance satisfactory to the Administrative Agent and in sufficient copies for each Lender:

(i)  true and correct copies of the resolutions of the Board of Directors (or a committee thereof) of each of the Borrowers, certified as to authenticity by the Secretary or an Assistant Secretary (or equivalent) of such Borrower, approving the borrowings and any Guaranties contemplated hereby and authorizing the execution of this Agreement and the other Loan Documents, to the extent such Borrower is a party thereto, and of all documents evidencing other required Business Entity action of each of the Borrowers and required governmental approvals to each of the Borrowers, if any, with respect to this Agreement and the other Loan Documents.

(ii)  true and correct copies of the resolutions of the Board of Directors (or a committee thereof) of each of the Subsidiary Guarantors, certified as to authenticity by the Secretary or an Assistant Secretary (or equivalent) of such Subsidiary Guarantor, approving the Guaranty of the Subsidiary Guarantors pursuant to the Subsidiary Guarantee Agreement as contemplated hereby and authorizing the execution of such Subsidiary Guarantee Agreement and the other Loan Documents, to the extent such Subsidiary Guarantor is a party thereto, and of all documents evidencing other required Business Entity action of each of the Subsidiary Guarantors and required governmental approvals to each of the Subsidiary Guarantors, if any, with respect to the Subsidiary Guarantee Agreement and the other Loan Documents.

(iii)  a certificate of the Secretary or an Assistant Secretary (or the equivalent) of each of the Credit Parties certifying the names and true signatures of the officers of each such Credit Party authorized to sign any Loan Document and any other documents to be delivered by it hereunder or thereunder.

(iv)  true and correct copies of the Business Entity organizational or formation documents of each Credit Party and of each Pledged Company, certified as to the receipt and filing of public record thereof by the appropriate filing officer (or the office thereof) to the extent such documents are required by law to be on file in the jurisdiction of organization or formation of such Person, and further certified as to authenticity and completeness by the Secretary or an Assistant Secretary (or the equivalent) of such Person.

(v)  copies of certificates dated as of a recent date from the Secretary of State or other appropriate authority of such jurisdiction, evidencing the good standing (or equivalent status) of (A) each of the Credit Parties, (B) each Pledged Company and (C) Mojave Operating in each state where the ownership, lease or operation of property or the conduct of business requires it to qualify as a foreign corporation, partnership or limited liability company, as the case may be, excluding those states where the failure to be so qualified would not result in a Material Adverse Effect.

(vi)  favorable written opinions of (A) Andrews Kurth LLP, special New York, counsel for the Credit Parties, substantially in the form of Exhibit F-1, and (B) the General Counsel or Associate General Counsel of the Company, substantially in the form of Exhibit F-2. The Borrowers hereby request such counsel to deliver such opinions.

(vii)  a letter from the Process Agent, in substantially the form of Exhibit G, agreeing to act as Process Agent for each of the Borrowers and the Subsidiary Guarantors and to forward forthwith all process received by it to the Company and such other Credit Party, as applicable.

(viii)  [Reserved].

(ix)  certificates, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Company and of each Pipeline Company Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 3.02.

(x)  certificates, dated the Effective Date and signed by the Chief Financial Officer of the Company and each Pipeline Company Borrower, confirming that no default or event of default that has not been waived shall have occurred and be continuing under the Existing Facility (as in effect immediately prior to the Effective Date).

(c)  The Administrative Agent shall have received (or shall receive from the proceeds of a Borrowing on the Effective Date) all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Borrowers hereunder.

(d)  All loans outstanding under the Existing Facility shall have been prepaid (or shall be prepaid simultaneously with the closing hereunder), together with accrued interest thereon and accrued commitment and other fees and all other amounts thereunder, and the Administrative Agent shall have received evidence satisfactory to it of the foregoing.

(e)  The Administrative Agent shall have received evidence satisfactory to it that each participation in an Existing Letter of Credit heretofore granted by the Issuing Bank with respect thereto to a bank or financial institution that is not a Lender has been canceled on or before the Effective Date as contemplated by Section 2.04(a)(ii).

(f)  The Administrative Agent shall have received evidence satisfactory to it of (i) (A) the repayment of the obligations (other than contingent indemnification and expense reimbursement obligations and other similar terms that by their express terms survive the repayment of the obligations supported by the Lakeside Guarantee) that are supported by the Lakeside Guarantee (which repayment may be simultaneous with the closing hereof) and (B) the termination and release of the Lakeside Guarantee (except with respect to the surviving obligations referred to above), (ii) (A) the repayment (or the delivery of a letter of credit securing repayment) of all Debt that is supported by the Coastal Petrochemical Guarantee (which repayment may be simultaneous with the closing hereof), (B) the amendment of such Guarantee to delete the guarantee by the Company of the repayment of the Debt described therein and (C) the release of all collateral related thereto, and (iii) the replacement, termination, designation as Letters of Credit or covering with back-to-back letters of credit of each of the Additional Covered Letters of Credit and the release of all collateral related thereto.

(g)  The Administrative Agent shall have received (i) evidence in form and substance satisfactory to it that all filings, recordings, registrations and other actions, including, without limitation, the filing of duly completed Uniform Commercial Code financing statements, necessary or, in the opinion of the Administrative Agent, desirable to perfect the Transaction Liens shall have been completed, (ii) the certificates, if any, representing the stock, limited partnership interests, limited liability company interests and general partnership interests or any other Equity Interest pledged as of the Effective Date pursuant to the Security Agreement, together with an undated stock power or other transfer certificate for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, and (iii) such other evidence of the control of the applicable Collateral by the Collateral Agent acceptable to the Administrative Agent as may be requested the Administrative Agent.

(h)  The Administrative Agent shall have received lien searches acceptable to the Administrative Agent.

(i)  Each of the Pipeline Company Borrowers, the Subsidiary Guarantors, the Pledged Companies and the Persons whose Equity Interests constitute Restricted Equity Interests shall be a wholly-owned, direct or indirect, Subsidiary of the Company.

(j)  The Company shall have received an appraisal report with respect to the Collateral from a third-party appraiser satisfactory to the Lead Arrangers, which shall indicate a fair market value for the Collateral of not less than $6,900,000,000.

(k)  The Administrative Agent shall have received (i) the audited consolidated financial statements of the Company and its consolidated Subsidiaries for the fiscal year ended December 31, 2003 and (ii) the unaudited consolidated financial statements of the Company and its consolidated Subsidiaries for the fiscal quarters ended March 31, 2004 and June 30, 2004.

5.  The Administrative Agent shall notify the Borrowers and the Lenders of the Effective Date and the satisfaction (or waiver in accordance with Section 10.02) of the conditions set forth in this Section 3.01, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived in accordance with Section 10.02) at or prior to 3:00 p.m., New York City time, on December 15, 2004 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

On the Effective Date, the commitments under the Existing Facility shall terminate, without further action by any party thereto. The Lenders which are parties to the Existing Facility, comprising the “Majority Lenders” as defined therein, hereby (i) waive any requirement of notice of termination of the commitments pursuant to Section 2.07(c) of the Existing Facility and of prepayment of Loans to the extent necessary to give effect to Section 3.01(d) and the immediately preceding sentence, provided that any such prepayment of Loans shall be subject to Section 2.14 of the Existing Facility, and (ii) (A) consent to the release on the Effective Date of the Liens under the Existing Security Agreement on the EPN Units (as defined therein) and the delivery of the certificates evidencing the EPN Units to the Company and (B) waive any notice provisions with respect thereto. Citibank, as holder of the Liens under the Existing Security Agreement on certain cash collateral securing the Secured Obligations in respect of the Additional Covered Letters of Credit, consents to the release of such Liens on the Effective Date and the return of such cash collateral to the Company.

Section 3.02  . Each Credit Event. The obligation of each Lender to make a Loan (excluding any continuation or conversion of a Loan and any Loan financing the repayment of an LC Disbursement but including the Loans to be made on the Effective Date) on the occasion of any Borrowing, and the obligation of any Issuing Bank to issue a requested Letter of Credit (including the Letters of Credit to be deemed issued hereunder on the Effective Date but excluding the extension or renewal of Letters of Credit) for the account of any Borrower (or amend or increase the stated amount of any issued Letter of Credit), is subject to the satisfaction of the following conditions:

(a)  The representations and warranties of each Borrower and each other Credit Party set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing, or the date of issuance (or amendment or increase in the stated amount) of such Letter of Credit, as applicable, unless stated to be made on or as of, or to relate to, a specific date or period other than the date of such Borrowing or issuance (or amendment or increase in the stated amount).

(b)  At the time of and immediately after giving effect to such Borrowing (and, if any proceeds thereof are being applied substantially contemporaneously to satisfy any other obligation, to such application) or the issuance (or amendment or increase in the stated amount) of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c)  In the case of the issuance of a Letter of Credit, to the extent not already in effect between the Company and the Issuing Bank issuing such Letter of Credit, the applicable Borrower shall have executed and delivered standard documentation for account parties or reimbursement obligors in connection with the issuances of letters of credit as is customary for such Issuing Bank and that is not otherwise inconsistent with the terms of this Agreement.

6.  Each Borrowing and each issuance of a (or amendment of or increase in the stated amount of an issued) Letter of Credit shall be deemed to constitute a representation and warranty by the applicable Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE 4
Representations and Warranties

The Company, and each Pipeline Company Borrower, in each case with respect to itself and its Subsidiaries, represents and warrants to the Administrative Agent, the Collateral Agent, each Issuing Bank and each Lender that:

Section 4.01  . Organization; Powers. The Company is a Business Entity duly formed, validly existing and in good standing under the laws of the State of Delaware. Each other Credit Related Party is duly organized or formed, validly existing and, if applicable, in good standing in the jurisdiction of its organization or formation. Each Credit Related Party possesses all applicable Business Entity powers and all other authorizations and licenses necessary to engage in its business and operations as now conducted, the failure to obtain or maintain which would have a Material Adverse Effect.

Section 4.02  . Authorization. The execution, delivery and performance by each Credit Party of the Loan Documents to which it is a party are within such Credit Party’s applicable Business Entity powers, have been duly authorized by all necessary applicable Business Entity action, and do not contravene (a) any Credit Related Party’s organizational documents, or (b) any law or any material contractual restriction binding on or affecting any Credit Related Party.

Section 4.03  . Governmental Approvals; No Conflicts. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by any Credit Party of any Loan Document to which it is a party, except those necessary to comply with laws, rules, regulations and orders required in the ordinary course to comply with ongoing obligations of such Credit Party under Sections 5.01, 5.02 and 5.07, as applicable.

Section 4.04  . Binding Obligation; Enforceability. This Agreement constitutes, and the other Loan Documents when delivered hereunder shall constitute, the legal, valid and binding obligations of each Credit Party that is a party thereto, enforceable against such Credit Party in accordance with their respective terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity.

Section 4.05  . Financial Condition. (a) The consolidated balance sheet of the Company and its consolidated Subsidiaries as at December 31, 2003, and the related consolidated statements of income and cash flows of the Company and its consolidated Subsidiaries for the fiscal year then ended, reported on by PricewaterhouseCoopers LLP, independent public accountants, copies of which have been furnished to the Administrative Agent and the Lenders prior to the date hereof, present fairly, in all material respects, the consolidated financial condition of the Company and its consolidated Subsidiaries as at such date and the consolidated results of the operations of the Company and its consolidated Subsidiaries for the period ended on such date, all in accordance with GAAP consistently applied (except as approved by the chief financial officer of such entity and as disclosed therein), excluding for purposes of this representation the effect of any subsequent revisions or restatements thereto that may be required by the SEC with respect to (i) the accounting treatment relating to the negative revision in the proven reserves of crude oil and natural gas of the Company effected as of or prior to December 31, 2003 by an amount equal to approximately 1.83 trillion cubic feet equivalent and (ii) the manner in which the Company reported changes to the accounting for various hedging transactions and related ceiling test impairment charges.

(b)  The consolidated balance sheets of the Company and its consolidated Subsidiaries as at March 31, 2004 and June 30, 2004, and the related consolidated statements of income and cash flows of the Company and its consolidated Subsidiaries for the fiscal periods then ended, copies of which have been furnished to the Administrative Agent on or prior to the date hereof, present fairly, in all material respects, the consolidated financial condition of the Company and its consolidated Subsidiaries as at such dates and the consolidated results of the operations of the Company and its consolidated Subsidiaries for the periods ended on such dates, all in accordance with GAAP consistently applied (except as approved by the chief financial officer of such entity and as disclosed therein), subject in the case of such unaudited statements to normal year-end audit adjustments, excluding for purposes of this representation the effect of any subsequent revisions or restatements thereto that may be required by the SEC with respect to (i) the accounting treatment relating to the negative revision in the proven reserves of crude oil and natural gas of the Company effected as of or prior to December 31, 2003 by an amount equal to approximately 1.83 trillion cubic feet equivalent and (ii) the manner in which the Company reported changes to the accounting for various hedging transactions and related ceiling test impairment charges.

(c)  Except as specifically disclosed in the Company’s current reports on Form 8-K dated February 17, 2004, May 3, 2004 and August 10, 2004 and except as set forth in Schedule 4.05 (collectively, the “Disclosure Update”), as of the Effective Date, since December 31, 2003, there has been no Material Adverse Effect.

Section 4.06  . Compliance with Laws and Agreements. Each of the Company and its Subsidiaries is in compliance with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property except where the failure to comply, individually or in the aggregate, would not, in the reasonable judgment of the Company, be expected to result in a Material Adverse Effect, provided that (a) the alleged failures to comply with such laws, rules, regulations, and orders that are disclosed in any annual report on Form 10-K, quarterly report on Form 10-Q or current report on Form 8-K filed by any Borrower with the SEC prior to the date hereof shall not be deemed at any time by the parties to the Loan Documents to be expected to have a Material Adverse Effect for any purposes hereof, (b) the failure of the Company to file when due its quarterly report on Form 10-Q for the calendar quarter ended September 30, 2004 shall not be deemed at any time by the parties to the Loan Documents to be expected to have a Material Adverse Effect for any purposes hereof so long as such filing is made on or before December 31, 2004 and (c)  the failure of El Paso CGP Company and El Paso Production Holding Company to file when due their quarterly reports on Form 10-Q for the calendar quarters ended June 30, 2004 and September 30, 2004 shall not be deemed at any time by the parties to the Loan Documents to be expected to have a Material Adverse Effect for any purposes hereof so long as such filings are made on or before December 31, 2004 (in the case of the quarterly reports for the calendar quarter ended June 30, 2004) and January 15, 2005 (in the case of the quarterly reports for the calendar quarter ended September 30, 2004).

Section 4.07  . Litigation. There is no action, suit or proceeding pending, or to the knowledge of any Borrower threatened, against or involving any Credit Related Party in any court, or before any arbitrator of any kind, or before or by any Governmental Authority, existing as of the Effective Date (x) that in the reasonable judgment of the Company (taking into account the availability of appeals) could reasonably be expected to have a Material Adverse Effect, except for the proceedings described in the Company’s annual report on Form 10-K for the year ended December 31, 2003 (the “2003 10-K”) as filed with the SEC (the “Disclosed Proceedings”) or (y) which purports to affect the legality, validity, binding effect or enforceability of the Loan Documents. Since the date of filing of the 2003 10-K, there has been no adverse change in the status of the Disclosed Proceedings that, taking into account the availability of any appeals, could reasonably be expected to increase materially the likelihood of a Material Adverse Effect resulting therefrom.

Section 4.08  . Taxes. Each Credit Related Party has duly filed all tax returns required to be filed by it, and has duly paid and discharged all taxes, assessments and governmental charges upon it or against its properties now due and payable, the failure to file or pay which, as applicable, would have a Material Adverse Effect, unless and to the extent only that the same are being contested in good faith and by appropriate proceedings by the Company or the applicable Credit Related Party.

Section 4.09  . Properties. Each Credit Related Party has good title to its respective properties and assets, free and clear of all mortgages, liens and encumbrances, except for (a) Transaction Liens and (b) other mortgages, liens and other encumbrances (including covenants, restrictions, rights, easements and minor irregularities in title) that do not materially interfere with the business or operations of such Credit Related Party as presently conducted or that are permitted by Section 6.01, and except that no representation or warranty is being made with respect to Margin Stock.

Section 4.10  . ERISA. (a) No Termination Event has occurred or is reasonably expected to occur with respect to any Plan which, with the giving of notice or lapse of time, or both, would constitute an Event of Default under paragraph (i) of Article 7.

(b)  Each Plan has complied with the applicable provisions of ERISA and the Code where the failure to so comply would reasonably be expected to result in a Material Adverse Effect.

(c)  The statement of assets and liabilities of each Plan and the statements of changes in fund balance and in financial position, or the statement of changes in net assets available for plan benefits, for the most recent plan year for which an accountant’s report with respect to such Plan has been prepared, copies of which report have been made available to the Administrative Agent, present fairly, in all material respects, the financial condition of such Plan as at such date and the results of operations of such Plan for the plan year ended on such date.

(d)  Neither the Company nor any ERISA Affiliate has incurred, or is reasonably expected to incur, any Withdrawal Liability to any Multiemployer Plan which, when aggregated with all other amounts required to be paid to Multiemployer Plans in connection with Withdrawal Liability (as of the date of determination), would have a Material Adverse Effect.

(e)  Neither the Company nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization, insolvent or has been terminated, within the meaning of Title IV of ERISA, and no Multiemployer Plan is reasonably expected to be in reorganization, to be insolvent or to be terminated within the meaning of Title IV of ERISA the effect of which reorganization, insolvency or termination would be the occurrence of an Event of Default under paragraph (i) of Article 7.

Section 4.11  . Investment Company Act; Public Utility Holding Company Act. No Credit Party is (a) an “investment company” or a “company” controlled by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (b) a “holding company” or a “subsidiary company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

Section 4.12  . Federal Reserve Regulations. The Borrowings by any Borrower under this Agreement and the Notes and the application of the proceeds thereof as provided herein will not violate Regulation T, U or X of the Board of Governors.

Section 4.13  . Collateral. The Security Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid Lien on, and security interest in, all right, title and interest of each Credit Party, as applicable, in the Collateral, as security for the Secured Obligations, prior and superior in right to any other Lien (except for Collateral Permitted Liens), except in each case above as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally. All financing statements have been filed that are necessary to perfect any security interest created pursuant to any Security Document that can be perfected by the filing of such financing statements and all actions necessary to provide control to the Collateral Agent, with respect to any Collateral for which control can be established in favor of the Collateral Agent have been taken, including delivery of such Collateral to the Collateral Agent to the extent such Collateral is certificated or for which possession can provide perfection with respect thereto.

Section 4.14  . Restricted Equity Interests. Each Credit Related Party that owns Restricted Equity Interests has good title to its respective Restricted Equity Interests, free and clear of all Liens or other encumbrances, except for Collateral Permitted Liens.

Section 4.15  . Solvency. Immediately after the Transactions are consummated and after giving effect to the application of the proceeds of each Loan made (or deemed made) and each Letter of Credit issued (or deemed issued) on the Effective Date, the fair value of the assets of each Credit Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; the present fair saleable value of the property of each Credit Party will exceed the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; each Credit Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and no Credit Party will have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and proposed to be conducted after the Effective Date.

Section 4.16  . Environmental Matters. Except for the matters set forth on Schedule 4.16 and other matters that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, no Credit Related Party has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, is subject to any Environmental Liability, has received notice of any claim with respect to any Environmental Liability or knows of any basis for any Environmental Liability.

Section 4.17  . Insurance. The Company has adequate insurance for itself and its Subsidiaries and their properties from financially sound and reputable insurance companies that are not affiliates of the Company in such amounts and covering such risks (with such types and amounts of retained risk) as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company and its Subsidiaries operate.

Section 4.18  . Disclosure. The publicly available information filed by any Credit Related Party with the SEC when taken as a whole does not contain any material misstatement of fact or omit to state any material facts necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.19  . Subsidiaries. Schedule 4.19 sets forth the name of, and the ownership interest of the Company in, each of its Subsidiaries as of September 30, 2004. All the Company’s Subsidiaries are, and will at all times be, fully consolidated in its consolidated financial statements.

All representations and warranties made by the Credit Parties herein, and any other Loan Document delivered pursuant hereto, shall survive the making of the Loans, the issuance of any Letter of Credit and the execution and delivery by the Credit Parties of the Loan Documents.

ARTICLE 5
Affirmative Covenants

Until the Final Payment Date shall have occurred, unless the Majority Lenders shall otherwise consent in writing, each Borrower will, with respect to Sections 5.01 through 5.06, and the Company will, with respect to Sections 5.07 through 5.10:

Section 5.01  . Preservation of Existence. Preserve and maintain, and, in the case of the Company, cause each other Credit Related Party to preserve and maintain, its (a) existence, (b) rights (organizational and statutory), and (c) material franchises, except as otherwise permitted by Section 6.04 or 6.05 and except that nothing herein shall prevent any change in Business Entity form of the Company or any other Credit Related Party.

Section 5.02  . Compliance with Laws. Comply, and, in the case of the Company, cause each other Credit Related Party to comply, in all material respects with all applicable laws, rules, regulations and orders (including all Environmental Laws and laws requiring payment of all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith by appropriate proceedings) the failure to comply with which would have a Material Adverse Effect.

Section 5.03  . Visitation Rights. At any reasonable time and from time to time, permit the Administrative Agent or any of the Lenders or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Company and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Company and any of its Subsidiaries with any of their officers and with their independent certified public accountants.

Section 5.04  . Books and Records. Keep, and, in the case of the Company, cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all its respective financial transactions and the assets and business of the Company and each of its Subsidiaries, as applicable, in accordance with GAAP either (a) consistently applied or (b) applied in a changed manner provided such change shall have been disclosed to the Administrative Agent and shall have been consented to by the accountants which (as required by Section 5.08) report on the financial statements of the Company and its Subsidiaries for the fiscal year in which such change shall have occurred.

Section 5.05  . Maintenance of Properties. Maintain and preserve, and, in the case of the Company, cause each other Credit Related Party to maintain and preserve, all of its properties that are used in the conduct of its business in good working order and condition, ordinary wear and tear excepted, to the extent that any failure to do so would have a Material Adverse Effect.

Section 5.06  . Maintenance of Insurance. Maintain, and, in the case of the Company, cause each other Credit Related Party to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Company or such other Credit Related Party operates.

Section 5.07  . Security Interests in Collateral. Execute and deliver, and cause each Subsidiary Guarantor to execute and deliver, to the Administrative Agent (a) such guaranties, security agreements and supplements, amendments and joinders to the Security Documents, in each case in form and substance reasonably satisfactory to the Administrative Agent and as the Administrative Agent deems necessary or advisable in order to ensure that the applicable Guarantor guarantees, as primary obligor and not as surety, the full and punctual payment when due of the Secured Obligations and that the Secured Obligations are secured by valid, perfected and enforceable first-priority Transaction Liens (subject only to Collateral Permitted Liens) over all of the Collateral owned by the Company or such Subsidiary Guarantor as security for the Secured Obligations, and (b) deliver, or cause to be delivered, to the Administrative Agent such opinions of counsel and other related documents as may be reasonably requested by the Administrative Agent with respect to the requirements of this Section 5.07.

Section 5.08  . Reporting Requirements. Furnish to each Lender in such reasonable quantities as shall from time to time be requested by such Lender:

(a)  as soon as publicly available, and in any event (x) no later than December 31, 2004, in the case of the fiscal quarter ended September 30, 2004, and (y) within 60 days after the end of each of the first three fiscal quarters of each fiscal year of each of the Company and each other Credit Related Party that is required to file a Form 10-Q and/or Form 10-K with the SEC, in the case of each other such fiscal quarter, a consolidated balance sheet of each of the Company and such other Credit Related Party and its respective consolidated Subsidiaries as of the end of such quarter, and consolidated statements of income and cash flows of each of the Company and such other Credit Related Party and its respective Subsidiaries each for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified (subject to normal year-end adjustments and the absence of footnotes) as being fairly stated in all material respects by a Financial Officer and accompanied by a certificate of such officer stating (i) whether or not such officer has knowledge of the occurrence of any Event of Default that is continuing hereunder or of any event not theretofore remedied that with notice or lapse of time or both would constitute such an Event of Default and, if so, stating in reasonable detail the facts with respect thereto, (ii) all relevant facts in reasonable detail to evidence, and the computations as to, whether or not (iii) (A) the Company is in compliance with the requirements set forth in Section 6.02 and (B) each Pipeline Company Borrower is in compliance with the requirements set forth in Section 6.03(a), and (iv) a listing of all Credit Related Parties and consolidated Subsidiaries of the Company showing the extent of its direct and indirect holdings of their stocks;

(b)  as soon as publicly available and in any event within 120 days after the end of each fiscal year of each of the Company and each other Credit Related Party that is required to file a Form 10-Q and/or Form 10-K with the SEC, a copy of the annual report for such year for each of the Company and such other Credit Related Party and its respective consolidated Subsidiaries containing financial statements for such year reported on by nationally recognized independent public accountants acceptable to the Lenders (without any qualification or exception as to the scope of such audit), accompanied by a report signed by said accountants stating that such financial statements have been prepared in accordance with GAAP;

(c)  within 120 days after the close of each of the Company’s fiscal years, a certificate of a Financial Officer stating (i) whether or not he has knowledge of the occurrence of any Event of Default that is continuing hereunder or of any event not theretofore remedied that with notice or lapse of time or both would constitute such an Event of Default and, if so, stating in reasonable detail the facts with respect thereto, (ii) all relevant facts in reasonable detail to evidence, and the computations as to, whether or not (A) the Company is in compliance with the requirements set forth in Section 6.02 and (B) each Pipeline Company Borrower is in compliance with the requirements set forth in Section 6.03(a), and (iii) a listing of all Credit Related Parties and consolidated Subsidiaries of the Company showing the extent of its direct and indirect holdings of their stocks;

(d)  promptly after the sending or filing thereof, copies of all publicly available reports that the Company or any other Credit Related Party sends to any of its security holders and copies of all publicly available reports and registration statements that the Company or any other Credit Related Party files with the SEC or any national securities exchange other than registration statements relating to employee benefit plans and to registrations of securities for selling security holders;

(e)  within 10 days after sending or filing thereof, a copy of FERC Form No. 2: Annual Report of Major Natural Gas Companies, sent or filed by any Credit Related Party with FERC with respect to each fiscal year of such Credit Related Party;

(f)  promptly in writing, notice of all litigation and of all proceedings before any Governmental Authority against or involving the Company or any other Credit Related Party, except any litigation or proceeding that in the reasonable judgment of the Company (taking into account the availability of appeals) is not likely to have a material adverse effect on the consolidated financial condition of the Company and its consolidated Subsidiaries taken as a whole;

(g)  within three Business Days after a Financial Officer obtains knowledge thereof (i) notice of the occurrence of any Default that is continuing, together with a detailed statement by a responsible officer of the Company of the steps being taken by the Company or the appropriate Subsidiary of the Company to cure the effect of such event, (ii) notice of the occurrence of any event that could reasonably be expected to result in a Material Adverse Effect and (iii) notice of the execution of any agreement relating to, or the consummation of, any Disposition that could reasonably be expected to result in a Mandatory Asset Prepayment Event,

(h)  as soon as practicable and in any event (i) within 30 days after the Company or any ERISA Affiliate knows or has reason to know that any Termination Event described in clause (a) of the definition of Termination Event with respect to any Plan has occurred that could reasonably be expected to have a Material Adverse Effect, and (ii) within 10 days after the Company or any ERISA Affiliate knows or has reason to know that any other Termination Event with respect to any Plan has occurred, a statement of a Financial Officer describing such Termination Event and the action, if any, that the Company or such ERISA Affiliate proposes to take with respect thereto;

(i)  promptly and in any event within five Business Days after receipt thereof by the Company or any ERISA Affiliate, copies of each notice received by the Company or any ERISA Affiliate from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan which termination could reasonably be expected to have a Material Adverse Effect;

(j)  promptly and in any event within 30 days after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Single Employer Plan;

(k)  promptly and in any event within five Business Days after receipt thereof by the Company or any ERISA Affiliate from the sponsor of a Multiemployer Plan, a copy of each notice received by the Company or any ERISA Affiliate concerning (i) the imposition of Withdrawal Liability by a Multiemployer Plan, (ii) the determination that a Multiemployer Plan is, or is expected to be, in reorganization or insolvent within the meaning of Title IV of ERISA, (iii) the termination of a Multiemployer Plan within the meaning of Title IV of ERISA, or (iv) the amount of liability incurred, or expected to be incurred, by the Company or any ERISA Affiliate in connection with any event described in clause (i), (ii), or (iii) above, in each case if such event could reasonably be expected to have a Material Adverse Effect; and

(l)  as soon as practicable but in any event within 60 days of any notice of request therefor, such other information respecting the financial condition and results of operations of the Company or any Subsidiary of the Company as any Lender through the Administrative Agent may from time to time reasonably request.

Each balance sheet and other financial statement furnished pursuant to Sections 5.08(a) and 5.08(b) shall contain comparative financial information which conforms to the presentation required in Form 10-Q and 10-K, as appropriate, under the Securities Exchange Act of 1934, as amended. The electronic posting of any financial statements, reports, notices or other items required to be furnished pursuant to this Section 5.08 on a website established for Lender access shall constitute delivery for all purposes this of Section 5.08.

Section 5.09  . Cash Collateral for Secured Hedging Agreements. Not later than the fifth Business Day after the last day of each March, June, September and December after the date hereof, (x) determine the aggregate net settlement value on a mark-to-market basis in accordance with GAAP as at the close of business on the last Business Day of each such March, June, September and December (each, a “calculation date”) of all of the outstanding Secured Hedging Agreements as of such calculation date and (y) if and to the extent such aggregate net settlement value as of such calculation date exceeds $50,000,000, deposit or cause to be deposited into the Excess Cash Account cash in an amount equal to such excess amount (the “Excess Amount”) as Cash Collateral to be held in accordance with the terms and provisions of the Security Agreement; provided, that if on any calculation date the amount of cash then on deposit in the Excess Cash Account exceeds the Excess Amount as so determined, and no Event of Default shall have occurred and be continuing, then the Collateral Agent shall, upon the request of the Company, promptly release and pay over to the Company free of the Transaction Liens all such amounts on deposit in the Excess Cash Account in excess of the Excess Amount.

Section 5.10  . Collateral Reporting. Furnish, and cause each Subsidiary Guarantor to furnish, to the Collateral Agent, on a quarterly basis, as of March 31, June 30, September 30 and December 31 of each calendar year, within 60 days after the end of each of the first three calendar quarters and within 120 days after the end of each calendar year, commencing December 31, 2004, a supplement to Schedule V to the Security Agreement.

ARTICLE 6
Negative Covenants

Until the Final Payment Date shall have occurred, unless the Majority Lenders shall otherwise consent in writing:

Section 6.01  . Liens.

(a)  The Company shall not, and shall not permit any Subsidiary of the Company to, create, assume, incur, or suffer to exist, any Liens upon or with respect to any of the Collateral or any of the Restricted Equity Interests (in each case other than Collateral Permitted Liens).

(b)  The Company shall not, and shall not permit any Subsidiary of the Company (other than Southern Natural Gas Company and its Subsidiaries that are not Restricted Subsidiaries) to, create, assume, incur, or suffer to exist, any Lien securing Debt that would require the Company or any of its Subsidiaries to equally and ratably secure such Debt with any Specified Indenture Debt of the Company or any consolidated Subsidiary of the Company unless the Secured Obligations shall be secured equally and ratably with, or prior to, such Debt so long as such Specified Indenture Debt shall be so equally and ratably secured.

(c)  The Company shall not permit any Restricted Subsidiary to create, assume, incur or suffer to exist any Lien on any property or asset of such Restricted Subsidiary except for:

(i)  Liens on the Equity Interests in, or Indebtedness or other obligations of, or assets of, any Project Financing Subsidiary (or any Equity Interests in, or Indebtedness or other obligations of, any Business Entity that is directly or indirectly owned by any Project Financing Subsidiary) securing the payment of a Project Financing and related obligations;

(ii)  Permitted Liens;

(iii)  Liens created by any Alternate Program permitted under Section 6.04(b)(iv) (or any document executed by any Borrower or any Subsidiary of a Borrower in connection therewith);

(iv)  [Reserved];

(v)  Liens (other than Liens with respect to the Collateral) in existence on the Effective Date, plus any successive renewals or extensions of such Liens, and any grant of a Lien, in connection with any successive refinancing, extension or renewal of the Debt or any liability under any Guaranty secured by such Liens, provided that (i) the aggregate principal amount of the Debt or any liability under any Guaranty (and any successive refinancing, extension or renewal thereof) secured by such Liens does not increase from that amount outstanding at the time of such renewal, extension or grant of the Lien or such refinancing and any such successive renewal, extension or grant of the Lien does not encumber any additional property or assets of such Restricted Subsidiary (except as contemplated by clause (viii) below) and (ii) no such Liens shall be granted after the Effective Date to secure Debt owed to the Company or to any of its Subsidiaries that is not a Restricted Subsidiary;

(vi)  [Reserved];

(vii)  the Transaction Liens and Liens permitted by the Security Documents; and

(viii)  any Lien on products and proceeds (including dividends, distributions, interest and like payments on or with respect to, and insurance and condemnation proceeds and rental, lease, licensing and similar proceeds) of, and property evidencing or embodying, or constituting rights or other general intangibles directly relating to or arising out of, and accessions and improvements to, property or assets subject to such Liens, so long as such Lien on such property or assets is permitted by this Section 6.01.

Section 6.02  . Financial Covenants. (a) Leverage Ratio. The Company shall not permit the ratio of (i) the sum of (A) the aggregate amount of consolidated Debt of the Company and its consolidated Subsidiaries, plus (B) the aggregate amount of consolidated Guaranties of the Company and its consolidated Subsidiaries, plus (C) the outstanding principal (or equivalent) amount of financing extended to the Company and its consolidated Subsidiaries pursuant to any Alternate Program, regardless of whether such financing gives rise to “Indebtedness” hereunder, minus (D) all unrestricted cash balances of the Company and its consolidated Subsidiaries (in each case, without duplication of amounts under this clause (i) and determined as to all of the foregoing entities on a consolidated basis) (it being understood that cash balances in the Qualified Investments Account or any Qualified Investments Subaccount are not restricted for purposes of this clause (D) minus (E) all restricted cash balances of the Company and its consolidated Subsidiaries securing or otherwise supporting the payment of Debt or Guaranties of the Company and its consolidated Subsidiaries included in (A) above to (ii) Consolidated EBITDA of the Company and its consolidated Subsidiaries for the then most recently ended period of four fiscal quarters (or at September 30, 2004, for the nine-months then ended annualized) to exceed (x) 6.50 to 1.0 at any time prior to September 30, 2005, (y) 6.25 to 1.0 at any time on or after September 30, 2005 and prior to June 30, 2006 or (z) 6.00:1 at any time on or after June 30, 2006.

(b)  Fixed Charge Coverage Ratio. The Company shall not permit the ratio of (i) Consolidated EBITDA of the Company and its consolidated Subsidiaries for the then most recently ended period of four fiscal quarters to (ii) the sum of its consolidated interest expense plus its total dividends paid, in each case for the then most recently ended period of four fiscal quarters (provided that, until the end of the 2004 fiscal year, all components of the Fixed Charge Coverage Ratio will be determined based on the actual amounts for the fiscal quarters of 2004 ended on or prior to the date of determination) to be less than (x) 1.60:1 prior to March 31, 2006, (y) 1.75:1 on and after March 31, 2006 and prior to March 31, 2007 and (z) 1.80:1 on or after March 31, 2007.

Section 6.03  . Debt.

(a)  Each Pipeline Company Borrower shall not incur or become liable for any Debt (other than loans from a FERC-Regulated Restricted Subsidiary that are subordinated to the Obligations pursuant to Acceptable Subordination Provisions and the proceeds of which are used to make a Qualified Investment) or any liability under Guaranties if, immediately after giving effect to such Debt or liability under such Guaranties and the receipt and application of any proceeds thereof (or of any Debt so guaranteed) or value received in connection therewith, (i) the ratio of Debt (excluding loans from a FERC-Regulated Restricted Subsidiary that are subordinated to the Obligations pursuant to Acceptable Subordination Provisions and the proceeds of which are used to make a Qualified Investment or fund working capital) and liabilities under Guaranties, without duplication, of the applicable Pipeline Company Borrower and its consolidated Subsidiaries to Consolidated EBITDA of such Pipeline Company Borrower and its consolidated Subsidiaries, in each case on a consolidated basis for the applicable Pipeline Company Borrower and its consolidated Subsidiaries, for the then most recently completed four quarter period for which financial statements have been delivered as required by Section 5.08 would exceed 5 to 1, or (ii) the proceeds of any such Debt (or of the underlying Debt guaranteed by any such Guaranty) would be used for any purpose other than (A) the funding of working capital of the applicable Pipeline Company Borrower, (B) the successive refinancing of Debt incurred to fund working capital, (C) the making of Qualified Investments or (D) the refinancing or replacement of Debt as provided in Section 6.07; provided, however, that, for purposes of clause (ii) above, CIG, WIC or any combination thereof shall be permitted to incur up to $400,000,000 of Debt pursuant to the CIG/WIC Transaction; and provided, further, that CIG may refinance Debt owed to the Company that was incurred in connection with the CIG/WIC Transaction.

(b)  Each Restricted Subsidiary (other than the Pipeline Company Borrowers) shall not incur or be or become liable for any Debt (excluding loans from a FERC-Regulated Restricted Subsidiary so long as (x) the proceeds of any such loans are used to make Qualified Investments and (y) any obligations of any Guarantor under such loans are subordinated to the obligations of such Guarantor under the Subsidiary Guarantee Agreement pursuant to Acceptable Subordination Provisions) or any liability under Guaranties other than (i) any Debt owing by, or liability under Guaranties of, such Restricted Subsidiary to another Restricted Subsidiary, or to the Company or an Exempted Guarantor in respect of reimbursement of amounts paid for the account of, or attributable to, such Restricted Subsidiary to the extent that the obligation the payment of which gave rise to such reimbursement obligation does not constitute Debt, (ii) such Debt or liability under Guaranties of such Restricted Subsidiary existing as of the Effective Date; provided that each such Restricted Subsidiary shall be permitted to successively refinance, extend or renew such Debt and liabilities under Guaranties, or replace, in whole or in part, any of the foregoing at any time and from time to time with new Debt and/or liabilities under Guaranties, so long as, after giving effect thereto, the sum of the aggregate principal amount of such new Debt and the aggregate principal amount of Debt guaranteed under such new Guaranties outstanding from time to time does not exceed $100,000,000 with respect to the Restricted Subsidiaries, (iii) Debt pursuant to the Loan Documents and (iv) up to $400,000,000 of Debt incurred by CIG, WIC or both of them pursuant to the CIG/WIC Transaction.

Section 6.04  . Disposition of Property or Assets.

(a)  The Company shall not, and shall not permit any Credit Related Party to, Dispose of any interest in any asset or property constituting Collateral or Restricted Equity Interests, except (i) in connection with a change in form of Business Entity that does not (x) result in a Person other than a Credit Related Party owning any Equity Interests in the resulting Business Entity or (y) adversely affect the validity, perfection or priority of the Transaction Liens on any of the Collateral, (ii) any Disposition that is the result of any casualty or condemnation of Collateral or Restricted Equity Interests or any order (whether or not having the force of law) of the FERC or any other Governmental Authority with respect to such Collateral or Restricted Equity Interests, so long as an amount equal to 100% of the Net Cash Proceeds of such Disposition shall be applied in accordance with Section 2.09(d) and the Revolving Commitments shall be permanently reduced to the extent required by Section 2.07(d), (iii) the Disposition of the Equity Interests of WIC in connection with the CIG/WIC Transaction, (iv) [Reserved] and (v) Dispositions of Collateral or Restricted Equity Interests in a transaction permitted by Section 6.05.

(b)  Each Credit Related Party shall not Dispose of any property or asset, provided that this Section 6.04(b) shall not apply to:

(i)  Dispositions of property or assets (other than Dispositions of Collateral or Dispositions permitted under Section 6.04(a)(ii)) by Restricted Subsidiaries not otherwise permitted pursuant to any other provision of this Section 6.04, provided that (x) any such Disposition is conducted on an arms-length basis, (y) the consideration for such Disposition does not consist of Equity Interests or Indebtedness, and (z) if the Net Cash Proceeds of such Disposition exceed $5,000,000 on an individual basis or $10,000,000 in the aggregate during any fiscal year of the Company, such Net Cash Proceeds shall be applied in accordance with Section 2.09(d) and the Revolving Commitments shall be permanently reduced to the extent required by Section 2.07(d);

(ii)  Dispositions not otherwise permitted pursuant to any other provision of this Section 6.04 (other than clause (i) above) and that result from any casualty or condemnation of any property or assets of any Restricted Subsidiary or any order (whether or not having the force of law) of the FERC or any other Governmental Authority, provided that, if the Net Cash Proceeds of such Disposition exceed $5,000,000 on an individual basis or $10,000,000 in the aggregate during any fiscal year of the Company, such Net Cash Proceeds shall be applied in accordance with Section 2.09(d) and the Revolving Commitments shall be permanently reduced to the extent required by Section 2.07(d);

(iii)  Dispositions of obsolete or worn out property or assets (or property or assets no longer useful in the business of the relevant Credit Related Party) in the ordinary course of business and leases or subleases of unused office or other space entered into by any Credit Related Party on an arms-length basis and in the ordinary course of business;

(iv)  Dispositions of any receivables and related rights pursuant to any Alternate Program so long as immediately before and immediately after giving effect to such Disposition the Company is in compliance with Section 6.02(a);

(v)  Dispositions of any Project Financing Subsidiary and/or all or any part of any such Project Financing Subsidiary’s assets or property;

(vi)  Dispositions of property or assets to a Restricted Subsidiary, or to a Business Entity that after giving effect to such Disposition will become a Restricted Subsidiary in which the Company’s direct or indirect Equity Interest will be at least as great as its direct or indirect Equity Interest in the transferor immediately prior to such Disposition;

(vii)  Dispositions permitted by, and subject to the terms of, Section 6.04(a) and Dispositions permitted by Section 6.05;

(viii)  the Disposition of EPEC Realty, Inc.;

(ix)  Dispositions of inventory in the ordinary course of business;

(x)  Dispositions constituting licenses of intellectual property in the ordinary course of business;

(xi)  Dispositions of cash or Cash Equivalents (other than cash or Cash Equivalents constituting Collateral under the Security Agreement or an amount equal to proceeds of any Disposition permitted pursuant to clauses (i) and (ii) above in excess of the applicable threshold amounts specified therein, which such cash or Cash Equivalents shall be Disposed of pursuant to the terms and provisions of this Agreement and the Security Agreement);

(xii)  Dispositions of Indebtedness or instruments or other obligations that are received as consideration for any Disposition of property or assets (other than Dispositions permitted pursuant to clauses (i) and (ii) above);

(xiii)  Dispositions of investments (including Equity Interests and Indebtedness or instruments or other obligations) that are received in connection with the bankruptcy or reorganization of suppliers, customers or other Persons, or in settlement of, or pursuant to any judgment or other order in respect of, delinquent obligations of, or litigation proceedings or other disputes with, or from exercises of rights or remedies against, any such Persons; or

(xiv)  Dispositions by the Company (on an arm’s-length basis) or by any Exempted Guarantor of any property or assets that do not constitute Collateral or Restricted Equity Interests.

(c)  The Company shall not, and shall not permit any Subsidiary of the Company to, Dispose of the Equity Interests in any of its Subsidiaries if such Disposition will result in the Company owning, directly or indirectly, less than 100% of the Equity Interests in the Subsidiary Guarantors.

(d)  Each Credit Related Party (other than the Exempted Guarantors) shall not Dispose of (in a single or related series of transactions) assets constituting all or substantially all of the consolidated assets of such Credit Related Party and its Subsidiaries taken as a whole, provided that this Section 6.04(d) shall not apply to (i) any transaction permitted by Section 6.04(a), Section 6.04(b)(ii), (b)(vi), (b)(vii) or (b)(xiii) or Section 6.05 or (ii) any transaction required by a final order of any Governmental Authority of competent jurisdiction.

Section 6.05  . Mergers. The Company shall not, and shall not permit any other Credit Related Party to, merge or consolidate with, or liquidate into, any Person, except that, provided no Event of Default has occurred and is continuing (both before and immediately after giving effect to any merger, consolidation or liquidation permitted below):

(a)  any Credit Related Party (other than the Company) in addition to mergers, consolidations and liquidations provided for in clauses (b) and (c) below, may merge or consolidate with, or liquidate into, any other Credit Related Party (other than the Company), provided that (i) no Guaranty Reduction Event occurs as a result thereof, (ii) the continuing or surviving Credit Related Party unconditionally assumes by written agreement satisfactory to the Administrative Agent all of the performance and payment obligations of the other Credit Related Party and (iii) the Lien under the Security Documents in favor of the Collateral Agent on any Collateral owned by any applicable Subsidiary Guarantor immediately prior to such merger, consolidation or liquidation remains effective and perfected immediately thereafter with no loss of relative priority to any other class of creditor from that existing immediately prior to such merger, consolidation or liquidation; provided, however, that (i) any Pledged Company shall be permitted to merge with another Restricted Subsidiary (other than an Exempted Guarantor) and (ii) WIC shall be permitted to merge with CIG or a subsidiary of CIG in connection with the CIG/WIC Transaction, in each case so long as the Equity Interests of the surviving Business Entity are subject to perfected Transaction Liens and neither the priority of such Liens nor the value of the Collateral is diminished as a result of such merger;

(b)  any Exempted Guarantor may merge or consolidate with, or liquidate into, any other Exempted Guarantor or other Business Entity that is not a Credit Related Party, provided that (i) the surviving Business Entity is, directly or indirectly, a wholly-owned Subsidiary of the Company, remains a Subsidiary Guarantor, (ii) if the Exempted Guarantor is not the continuing or surviving Business Entity, the continuing or surviving Business Entity unconditionally assumes by written agreement satisfactory to the Administrative Agent all of the obligations of such Exempted Guarantor under the Loan Documents to which the applicable Exempted Guarantor is a party and (iii) the Lien under the Security Documents in favor of the Collateral Agent on any Collateral owned by the applicable Exempted Guarantor immediately prior to such merger, consolidation or liquidation remains effective and perfected immediately thereafter with no loss of relative priority to any other class of creditor from that existing immediately prior to such merger, consolidation or liquidation; and

(c)  the Company may merge or consolidate with, or liquidate into, any Business Entity other than a Credit Related Party, provided that (i) (A) the Company is the continuing or surviving Business Entity or (B) the continuing or surviving Business Entity is organized under the laws of the United States or a State thereof and unconditionally assumes by written agreement satisfactory to the Administrative Agent all of the performance and payment obligations of the Company, and (ii) the Lien under the Security Documents in favor of the Collateral Agent on any Collateral owned by the Company immediately prior to such merger, consolidation or liquidation remains effective and perfected immediately thereafter with no loss of relative priority to any other class of creditor (either contractually, by structural subordination or otherwise) from that existing immediately prior to such merger, consolidation or liquidation.

Section 6.06  . Use of Proceeds. No Borrower shall use the proceeds of any Loan or any Letter of Credit for any purpose that would (a) whether directly or indirectly, entail a violation of any of the Regulations of the Board of Governors, including Regulations T, U and X, (b) result in a breach of the covenants set forth in Section 6.07, (c) except with respect to any prepayment of Debt outstanding under the Existing Facility and Debt expressly permitted under Section 6.07, in the case of the Pipeline Company Borrowers, constitute a voluntary prepayment (which shall in any event exclude any regularly scheduled or other required payment or prepayment) of any Debt (other than the Loans or any reimbursement obligation under any Letter of Credit) prior to the maturity thereof (whether at stated maturity, by acceleration or otherwise), or (d) constitute a use other than a general corporate purpose.

Section 6.07  . Limitation on the Repayment of Debt. The Company shall not, and shall not permit any of its consolidated Subsidiaries to, voluntarily prepay (excluding any regularly scheduled or other required payment or prepayment) any Debt (excluding Debt incurred pursuant hereto) of the Company and its consolidated Subsidiaries prior to the maturity thereof (whether by acceleration or otherwise) except for (a) Early Maturity Debt, (b) the refinancing or replacement of Debt existing as of the date hereof or Debt of an acquired person existing at the time of acquisition, in each case (x) on market terms and conditions then available for such refinancing or replacement and (y) without increasing the aggregate principal amount thereof existing at the time of such refinancing or replacement, (c) Intercompany Debt owed to a Credit Related Party, (d) the repayment of other Intercompany Debt in connection with a merger, sale of assets or corporate restructuring otherwise permitted hereunder and (e) Late Maturity Debt, so long as (i) the aggregate principal amount of all such prepaid Late Maturity Debt shall not exceed the sum of (x) $500,000,000 plus (y) the principal amount of Early Maturity Debt that is refinanced with Debt that has a maturity date after the Revolving Maturity Date plus (z) the amount by which the aggregate Net Cash Proceeds received from all Dispositions of Assets (other than Dispositions of Collateral, Restricted Equity Interests and Covered Assets) consummated in fiscal year 2005 and not prohibited by Section 6.04 exceeds $500,000,000, and (ii) after giving effect to any such prepayment of Late Maturity Debt, the Company shall have Liquidity of not less than $1,000,000,000; provided, however, that if the Company, from time to time, issues Equity Interests that constitute common stock, all of the net proceeds of the sale of such Equity Interests may be used to prepay any Debt of the Company or any of its Subsidiaries without restriction imposed by this Section 6.07.

Section 6.08  . Transactions with Affiliates. No Credit Related Party (other than an Exempted Guarantor) will sell, lease or otherwise transfer any property to, or purchase, lease or otherwise acquire any property from, or otherwise engage in any other transaction with, any Affiliate of the Company that is not a Subsidiary of the Company, whether or not in the ordinary course of business, except (a) transactions on fair and reasonable terms no less favorable to such Credit Related Party as would be obtainable by such Credit Related Party at the time in a comparable arm’s-length transaction or series of transactions with a person other than an Affiliate of the Company, (b) any Disposition permitted under Section 6.04 or any merger permitted under Section 6.05 and (c) transactions the value of which are de minimis in relation to the assets, liabilities or revenues of the Credit Related Party engaging in such transaction.

Section 6.09  . Restrictive Agreements. No Credit Related Party will, directly or indirectly, enter into or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition on  the ability of any Credit Related Party (other than the Company and an Exempted Guarantor) to create or permit to exist any Lien on any of its property or the ability of any Restricted Subsidiary or Pipeline Company Borrower to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Company or any Subsidiary Guarantor or to Guarantee Debt of the Company or any Subsidiary Guarantor or to otherwise transfer assets to or invest in the Company or any Subsidiary Guarantor; provided that the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, the foregoing shall not apply to restrictions and conditions existing on the date hereof and identified on Schedule 6.09, or any extension, refinancing or renewal thereof on market terms and conditions, the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, clause (a) of this Section shall not apply to restrictions or conditions imposed by any agreement relating to secured Debt permitted by this Agreement if such restrictions or conditions apply only to the property securing such Debt clause (a) of this Section shall not apply to customary provisions in leases and other contracts entered into in the ordinary course of business restricting the assignment thereof and the foregoing shall not apply to any Pipeline Company Borrower or WIC in connection with the issuance of debt otherwise permitted hereunder on market-clearing terms that are no less favorable to such Pipeline Company Borrower or WIC than the ANR Indenture.

ARTICLE 7
Events of Default

If any of the following events (“Events of Default”) shall occur and be continuing:

(a)  Any Borrower shall fail to pay any installment of principal of any of its Loans or Notes when due, or any interest on any of its Loans or Notes or any other amount payable by it hereunder within five Business Days after the same shall be due; or

(b)  Any representation or warranty made or deemed made by any Credit Related Party herein or by any Credit Related Party (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made or deemed made and, if such representation or warranty is capable of being cured, such inaccuracy shall remain unremedied for 30 days after written notice thereof shall have been given to such Credit Related Party by the Administrative Agent or by any Lender with a copy to the Administrative Agent; or

(c)  Any Credit Related Party shall fail to perform or observe any term, covenant, or agreement applicable to it contained in Section 2.04(a)(iii), 5.01(a) (other than mergers and entity conversions permitted under Section 6.05), 5.08(a)(x) or 5.08(g) or Article 6; or

(d)  Any Credit Related Party shall fail to perform or observe any other term, covenant or agreement contained in the Loan Documents (other than those specified in paragraphs (a) through (c) above) on its part to be performed or observed and any such failure shall remain unremedied for 30 days after written notice thereof shall have been given to such Credit Related Party by the Administrative Agent or by any Lender with a copy to the Administrative Agent; or

(e)  The Company or any consolidated Subsidiary shall fail to pay any Debt or Guaranty (excluding Debt and Guarantees incurred pursuant hereto) or Hedging Agreement of such Person in an aggregate principal amount of $200,000,000 or more, at such time, or any installment of principal thereof or interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt, Guaranty or Hedging Agreement; or any other default under any agreement or instrument relating to any such Debt in such aggregate principal amount (excluding Debt and Guarantees incurred hereunder) or any Secured Hedging Agreement, or any other event (other than an exercise of voluntary prepayment or voluntary purchase option or analogous right or any issuance or Disposition of Equity Interests or other assets, or an incurrence or issuance of Debt or other obligations, giving rise to a repayment or prepayment obligations in respect of such Debt or such Secured Hedging Agreement), shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate the maturity of such Debt in such aggregate principal amount or such Secured Hedging Agreement or to enable or permit (with or without the giving of notice, the lapse of time or both) the holder or holders of any such Debt in such aggregate principal amount or such Secured Hedging Agreement or any trustee or agent on its behalf or on behalf of such holder or holders to cause any such Debt in such aggregate principal amount or such Secured Hedging Agreement to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided, however, that, (i) prior to December 31, 2004, the failure of the Company or its Subsidiaries to deliver financial statements for the period ended September 30, 2004 and the failure of El Paso CGP Company and El Paso Production Holding Company to deliver financial statements for the period ended June 30, 2004 and (ii) prior to January 15, 2005, the failure of El Paso CGP Company and El Paso Production Holding Company to deliver financial statements for the period ended September 30, 2004, in each case as required pursuant to the terms and provisions of any such Debt or Guaranty in such aggregate amount shall not become an Event of Default under this paragraph (e) until such time as the holder or holders of any such Debt in such aggregate principal amount or any trustee or agent on its behalf or on behalf of such holder or holders shall have caused or given any required notice if the effect of such notice is to cause any such Debt in such aggregate principal amount to become due or to require the prepayment, repurchase, redemption or defeasance thereof prior to its stated maturity; or

(f)   [Reserved]

(g)  (i) The Company or any Credit Related Party shall (A) generally not pay its debts as such debts become due; or (B) admit in writing its inability to pay its debts generally; or (C) make a general assignment for the benefit of creditors; or (ii) any proceeding shall be instituted or consented to by the Company or any Credit Related Party seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property; or (iii) any such proceeding shall have been instituted against the Company or any Credit Related Party and either such proceeding shall not be stayed or dismissed for 60 consecutive days or any of the actions referred to above sought in such proceeding (including the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or any substantial part of its property) shall occur; or (iv) the Company or any Credit Related Party shall take any corporate action to authorize any of the actions set forth above in this paragraph (g); or

(h)  Any judgment or order for the payment of money in an aggregate amount in excess of $100,000,000 (net of insurance coverage which is reasonably expected to be paid by the insurer) shall be rendered against the Company, any Credit Related Party or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution (other than any enforcement proceedings consisting of the mere obtaining and filing of a judgment lien or obtaining of a garnishment or similar order so long as no foreclosure, levy or similar process in respect of such judgment lien, or payment over in respect of such garnishment or similar order, has commenced and is continuing or has been completed (collectively, the “Permitted Execution Actions”)) shall not be effectively stayed, or any action, other than a Permitted Execution Action, shall be legally taken by a judgment creditor to attach or levy upon any property or assets of the Company or any other Credit Related Party to enforce any such judgment or order; provided, however, that with respect to any such judgment or order that is subject to the terms of one or more settlement agreements that provide for the obligations thereunder to be paid or performed over time, such judgment or order shall not be deemed hereunder to be undischarged unless and until the Company or any other Credit Related Party shall have failed to pay any amounts due and owing thereunder (payment of which shall not have been stayed) for a period of 30 consecutive days after the respective final due dates for the payment of such amounts; or

(i)  (i) Any Termination Event with respect to a Plan shall have occurred and, 30 days after notice thereof shall have been given to the Company by the Administrative Agent, such Termination Event shall still exist; or (ii) the Company or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan; or (iii) the Company or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization, or is insolvent or is being terminated, within the meaning of Title IV of ERISA; or (iv) any Person shall engage in a “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan; and in each case in clauses (i) through (iv) above, such event or condition, together with all other such events or conditions, if any, would result in an aggregate liability of the Company or any ERISA Affiliate that would have a Material Adverse Effect; or

(j)  Upon completion of, and pursuant to, a transaction, or a series of transactions (which may include prior acquisitions of capital stock of the Company in the open market or otherwise), involving a tender offer (i) a “person” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934) other than the Company or a Subsidiary of the Company or any employee benefit plan maintained for employees of the Company and/or any of its Subsidiaries or the trustee therefor, shall have acquired direct or indirect ownership of and paid for in excess of 50% of the outstanding capital stock of the Company entitled to vote in elections for directors of the Company and (ii) at any time before the later of (A) six months after the completion of such tender offer and (B) the next annual meeting of the shareholders of the Company following the completion of such tender offer more than half of members of the Board of Directors of the Company consists of individuals who (1) were not members of the Board of Directors of the Company before the completion of such tender offer and (2) were not appointed, elected or nominated by the Board of Directors of the Company in office prior to the completion of such tender offer (other than any such appointment, election or nomination required or agreed to in connection with, or as a result of, the completion of such tender offer); or

(k)  Any event of default shall occur under any agreement or instrument relating to or evidencing any Debt now or hereafter existing of any Credit Related Party as the result of any change in control of the Company; or

(l)  Any of the guarantees contained in any Credit Party Guarantee, or any other material provision of any Loan Document, shall cease, for any reason, to be valid and binding upon or enforceable against any Credit Party that is a party thereto, or any such Credit Party shall so assert in writing, provided that if such invalidity or unenforceability is of a nature so as to be amenable to cure within five Business Days and if, within one Business Day after the Company receives notice from the Administrative Agent, the Collateral Agent or otherwise becomes aware that such material provision is not valid or is unenforceable as aforesaid, the Company delivers written notice to the Administrative Agent that the applicable Credit Party intends to cure such invalidity or unenforceability as soon as possible, then an Event of Default shall not exist pursuant to this paragraph (l) of Article 7 unless the Company or the relevant Credit Party shall fail to deliver or cause to be delivered an amendment or other modification, or other agreement or undertaking, having the same economic effect as the invalid or unenforceable provision within four Business Days after the delivery of such written notice of intent; or

(m)  Any Security Document shall for any reason fail or cease to create a valid and enforceable Lien on any Collateral stated to be covered thereby or, except as permitted by the Loan Documents, such Lien shall fail or cease to be a perfected and first-priority (subject only to Collateral Permitted Liens) Lien, or any Credit Related Party shall so state in writing and, if such invalidity or lack of perfection or priority relates solely to Collateral with an aggregate value of $1,000,000 or less and such invalidity or lack of perfection or priority is such so as to be amenable to cure without material disadvantage to the position of the Administrative Agent, the Collateral Agent and the other Secured Parties, such invalidity or lack of perfection or priority shall not be cured within 10 days of the earlier of such Credit Related Party so stating in writing or delivery of notice thereof by the Administrative Agent to the Company (or such shorter period as shall be specified by the Administrative Agent and is reasonable under the circumstances);

7.  then, and in every such event (other than an event with respect to any Credit Related Party described in paragraph (g) of this Article except for clause (i)(A) thereof), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Majority Lenders shall, by notice to the Company, take either or both of the following actions, at the same or different times: (i) declare the Commitments to be terminated and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans and the Notes then outstanding, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers; provided, however, that if an Event of Default under paragraph (g) (except under clause (i)(A) thereof) shall occur, (A) the Commitments shall automatically terminate and (B) the principal of the Loans and the Notes then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder shall automatically become due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrowers.

ARTICLE 8
Company Guarantee

Section 8.01  . Company Guarantee.

(a)  The Company hereby unconditionally and irrevocably guarantees to the Collateral Agent, for the ratable benefit of the Lenders and each of their respective permitted successors, endorsees, transferees and assigns, the prompt and complete payment by the Pipeline Company Borrowers when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations. This is a guarantee of payment and not collection and the liability of the Company is primary and not secondary.

(b)  The guarantee contained in this Article 8 shall remain in full force and effect until the Final Payment Date, notwithstanding that from time to time during the term of this Agreement, no Obligations may be outstanding.

(c)  No payment made by any Pipeline Company Borrower, any of the Subsidiary Guarantors, any other guarantor or any other Person, or received or collected by any Agent or any Lender from any Pipeline Company Borrower, any of the Subsidiary Guarantors, any other guarantor or any other Person, by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the Company hereunder which shall, notwithstanding any such payment (other than any payment made by the Company in respect of the Obligations or any payment received or collected from the Company in respect of the Obligations), remain liable for the Obligations until the Final Payment Date.

Section 8.02  . No Subrogation. Notwithstanding any payment made by any Pipeline Company Borrower hereunder, the Company under this Article 8 or the Parent Guarantee or any Subsidiary Guarantor under the Subsidiary Guarantee or any set-off or application of funds of any Pipeline Company Borrower or any Subsidiary Guarantor by any Agent or any Lender, the Company shall not be entitled to be subrogated to any of the rights of any Agent or any Lender against any Pipeline Company Borrower or any Subsidiary Guarantor or any collateral security or guarantee or right of offset held by any Agent or any Lender for the payment of the Obligations, nor shall the Company seek or be entitled to seek any contribution or reimbursement from any Pipeline Company Borrower or any Subsidiary Guarantor in respect of payments made by the Company hereunder, until the Final Payment Date. If any amount shall be paid to the Company on account of such subrogation rights prior to the Final Payment Date, such amount shall be held by the Company in trust for the Agents and the Lenders, segregated from other funds of the Company, and shall, forthwith upon receipt by the Company, be turned over to the Administrative Agent in the exact form received by the Company (duly indorsed by the Company to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured), in such order as the Administrative Agent may determine but subject in any event to the terms and provisions of this Agreement and the Security Agreement.

Section 8.03  . Amendments, etc. with respect to the Obligations. The Company shall remain obligated hereunder notwithstanding that, without any reservation of rights against the Company and without notice to or further assent by the Company, any demand for payment of any of the Obligations made by any Agent or any Lender may be rescinded by such Agent or such Lender and any of the Obligations continued, and the Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by any Agent or any Lender, and this Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Majority Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by any Agent or any Lender for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent, the Collateral Agent nor any Lender or other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for the guarantee contained in this Article 8 or any property subject thereto.

Section 8.04  . Guarantee Absolute and Unconditional. The Company waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by any Agent or any Lender upon the guarantee contained in this Article 8 or acceptance of the guarantee contained in this Article 8; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Article 8; and all dealings between the Company, any of the Pipeline Company Borrowers and any Subsidiary Guarantor, on the one hand, and the Agents and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Article 8. The Company waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Pipeline Company Borrowers or any of the Subsidiary Guarantors with respect to the Obligations. The Company understands and agrees that the guarantee contained in this Article 8 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of this Agreement or any other Loan Document, any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by any Agent or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Pipeline Company Borrower, any Subsidiary Guarantor or any other Person against any Agent or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Pipeline Company Borrowers, the Subsidiary Guarantors or the Company), other than payment or performance, which constitutes, or might be construed to constitute, an equitable or legal discharge of Pipeline Company Borrowers or the Subsidiary Guarantors for the Obligations, or of the Company under the guarantee contained in this Article 8, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against the Company, any Agent or any Lender may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against any Pipeline Company Borrower, any Subsidiary Guarantor or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by any Agent or any Lender to make any such demand, to pursue such other rights or remedies or to collect any payments from any Pipeline Company Borrower, any Subsidiary Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of any Pipeline Company Borrower, any Subsidiary Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve the Company of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of any Agent or any Lender against the Company. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

Section 8.05  . Reinstatement. The guarantee contained in this Article 8 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by any Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Company, any Pipeline Company Borrower or any Subsidiary Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Company, any Pipeline Company Borrower or any Subsidiary Guarantor or any substantial part of its or their respective property, or otherwise, all as though such payments had not been made.

ARTICLE 9
The Agents

Each of the Lenders and each Issuing Bank hereby irrevocably appoints each of the Administrative Agent and the Collateral Agent as its agent and authorizes each of the Administrative Agent and the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent and the Collateral Agent by the terms hereof and of the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Any bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

No Agent shall not have any duties or obligations except those expressly set forth herein or in the Security Agreement. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is required to exercise in writing as directed by the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02), and (c) except as expressly set forth herein, no Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Subsidiaries that is communicated to or obtained by the bank serving as an Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by a Borrower or a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for a Credit Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Any Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by such Agent. Any Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of any Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent.

Subject to the appointment and acceptance of a successor Administrative Agent or Collateral Agent as provided in this paragraph, each of the Administrative Agent and the Collateral Agent may resign at any time by notifying the Lenders, each Issuing Bank and the Company. Upon any such resignation, the Majority Lenders shall have the right, in consultation with the Company, to appoint a successor. If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and each Issuing Bank, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent or Collateral Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After an Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent or Collateral Agent.

Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

ARTICLE 10
Miscellaneous

Section 10.01  . Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)  if to the Company, to it at El Paso Building, 1001 Louisiana Street, Houston, Texas 77002, Attention of Treasurer (Telecopy No. (713) 420-2708);

(ii)  if to ANR, EPNGC, TGPC or CIG, to it c/o the Company at the address specified in clause (i) above;

(iii)  if to the Administrative Agent, to:

JPMorgan Chase Bank, N.A.

Technology, Shared Tech & Operation Commercial Loans

L&A Project Texas

1111 Fannnin, Floor 10

Houston, TX 77002

Attention of Ina S. Tjahjono

Telecopy No. (713) 427-6307

with a copy to:

JPMorgan Chase Bank, N.A.

270 Park Avenue

New York, NY 10017

Attention of Peter Ling

Telecopy No. (212) 270-0213

(iv)  if to the Collateral Agent, to:

JPMorgan Chase Bank, N.A.

Institutional Trust Services

4 New York Plaza, 15th Floor

New York, NY 10004

Attention of International/Project Finance, James Foley

Telecopy No. (212) 623-6216

with a copy to:

JPMorgan Chase Bank, N.A.

270 Park Avenue

New York, NY 10017

Attention of Peter Ling

Telecopy No. (212) 270-0213

(v)  if to JPMCB in its capacity as an Issuing Bank, to it at JPMorgan Chase Bank, N.A., 10420 Highland Manor Drive, 4th Floor, Tampa Bay, Florida 33610, Attention of James Alonzo, Telecopy No. (813) 432-5161;

(vi)  if to Citibank in its capacity as an Issuing Bank, to it at Citibank, N.A., 333 Clay Street / Suite 3700, Houston, TX  77002, Attention of Nan Dockal, Telecopy No. (713) 654-2849;

(vii)  if to any other Lender in its capacity as an Issuing Bank, to it at the address provided to the Company for notices to such Issuing Bank in such capacity; and

(viii)  if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or a Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)  Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given and effective, if sent by mail or courier on the date of delivery thereof to the address specified herein for such notice, or if by telecopier when the answerback is received or if by other means, on the date of receipt; provided that a notice given by telecopier or electronic communication in accordance with this Section 10.01 but received on any day other than a Business Day or after business hours in the place of receipt, will be deemed to be received on the next Business Day in that place.

Section 10.02  . Waivers; Amendments. (a) No failure or delay by any Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, each Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b)  Except as expressly provided herein or in the applicable Loan Document, no provision of this Agreement or any other Loan Document may be waived, amended or modified, and no consent may be granted with respect to any departure by the Administrative Agent, any Lender or any Credit Party with respect hereto or thereto, except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Majority Lenders or by the Borrowers and the Administrative Agent with the consent of the Majority Lenders; provided that no such waiver, amendment or modification of this Agreement or any other Loan Document, and no consent with respect to any departure by the Administrative Agent, any Lender, or any Credit Party with respect hereto or thereto, shall:

(i)  (A) increase the Commitment of any Lender, without the written consent of such Lender or (B) increase the LC Commitment of any Issuing Bank, without the written consent of such Issuing Bank;

(ii)  reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, or reduce the Deposit Return, without the written consent of each Lender affected thereby;

(iii)  postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby;

(iv)  issue any Letter of Credit with an expiration date, or extend the expiration date of any Letter of Credit, to a date that is later than the fifth Business Days prior to the Revolving Maturity Date, without the written consent of each Revolving Lender and the Issuing Bank of such Letter of Credit;

(v)  change Section 2.16(b) or 2.16(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender;

(vi)  release any Subsidiary Guarantor from its obligations under the Subsidiary Guarantee Agreement, without the written consent of each Lender, except in connection with the Disposition or merger of such Subsidiary Guarantor that is otherwise permitted hereunder;

(vii)  release the Company from its guarantee obligations under Article 8, without the written consent of each Lender;

(viii)  release all or substantially all of the Collateral, without the written consent of each Lender;

(ix)  change any of the percentages contained in the definition of “Mandatory Asset Prepayment Amount”, without the written consent of each Lender;

(x)  change any of the provisions of this Section or the definitions of “Majority Lenders”, “Majority Class Lenders”, or any other provision hereof specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender or each Lender of such Class, as the case may be;

(xi)  change any provision of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Credit Exposures of any Class differently than those holding Credit Exposures of any other Class, without the written consent of Majority Class Lenders of each adversely affected Class;

(xii)  waive any condition set forth in Section 3.02 (including by amending or waiving any provision of Article 4, 5, 6 or 7 if the effect of such amendment or waiver would be to waive any such condition) for purposes of any Borrowing of Loans or any issuance (or amendment or increase in the stated amount) of a Letter of Credit of any Class, without the written consent of the Majority Class Lenders;

(xiii)  amend, modify, terminate or waive the manner of application or any optional or mandatory prepayment of Loans to the remaining amortization payments of the Term Loans, without the written consent of the Majority Class Lenders of such Class; or

(xiv)  alter the required application of any repayments or prepayments as among the Credit Exposures of different Classes, without the written consent of the Majority Class Lenders of each adversely affected Class;

provided further that (x) no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent or any Issuing Bank hereunder or under any other Loan Document without the prior written consent of such Agent or such Issuing Bank, as the case may be, and (y) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of one Class of Lenders (but not of any other Class of Lenders) may be effected by an agreement or agreements in writing entered into by the Company and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time. Any such waiver and any such amendment or modification shall apply equally to each of the Lenders and shall be binding upon the Borrowers, the Lenders, the Issuing Banks and the Agents. In the case of any waiver, the Borrower, the Lenders, the Issuing Banks and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed waived ab initio and not continuing unless such waiver expressly provides otherwise; but no such waiver shall extend to any subsequent or other Default or Event of Default; and provided further that, in addition to Dispositions of Collateral or Restricted Equity Interests permitted by Section 6.04(a), the Majority Lenders may consent to additional Dispositions of Collateral or Restricted Equity Interests so long as each such Disposition is for fair market value on an arms-length basis in a cash transaction and 100% of the Net Cash Proceeds thereof (or an amount equal thereto with respect to Restricted Equity Interests) shall be deposited into the Collateral Account pursuant to the terms and provisions of the Security Agreement.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrowers and the Lenders providing the relevant Replacement Revolving Facility (as defined below) to permit the refinancing of all Revolving Exposures with a replacement hereunder (“Replacement Revolving Facility”); provided that (a) the aggregate amount of such Replacement Revolving Facility shall not exceed the aggregate amount of the replaced Revolving Exposures, (b) the maturity date of such Replacement Revolving Facility shall not be earlier than the Revolving Maturity Date at the time of such replacement and (c) all other terms applicable to such Replacement Revolving Facility shall be substantially the same as those applicable to the Revolving Exposures hereunder. The Administrative Agent shall not unreasonably withhold its consent to the Replacement Revolving Facility.

Section 10.03  . Expenses; Indemnity; Damage Waiver. (a) The Company shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit by it or any demand for payment thereunder made by such Issuing Bank (unless included in the fees charged separately by such Issuing Bank in respect of such Letter of Credit) and (iii) all out-of-pocket expenses incurred by any Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Bank or, during the continuation of any Default, any other Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)  Each of the Borrowers shall indemnify, without duplication, each Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the applicable Issuing Bank to honor a demand for payment under a Letter of Credit issued by it in accordance with applicable law if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, in any of the foregoing circumstances as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from or to have been attributable to the gross negligence or willful misconduct of such Indemnitee or its employees or agents. The indemnification provisions of this Section 10.03(b) are not intended to constitute a guaranty of payment of any principal, interest, facility or commitment fees, rental or other lease payments, or analogous amounts, under the Loans or any other Secured Obligations; provided that nothing in this Section 10.03(b) shall limit the liability of any Borrower for the payment of the Loans or any Secured Obligations, which liability arises under any other Loan Document, including any liability arising under this Agreement.

(c)  To the extent that any Borrower fails to pay any amount required to be paid by it to any Agent or any Issuing Bank under paragraph (a) or (b) of this Section, each Lender (limited with respect to amounts owed by an Issuing Bank of any Class to the Lenders of such Class) severally agrees to pay to such Agent or such Issuing Bank, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on the Commitments at such time, or if the Commitments have terminated or expired, based on the Credit Exposures (or if the Commitments of a Class have terminated or expired, the Revolving Exposures, Deposit Exposures or Term Exposures, as the case may be) at such time) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent or such Issuing Bank in its capacity as such.

(d)  To the extent permitted by applicable law, the Borrowers shall not and each Indemnitee, by its acceptance of any right to or benefit of indemnification under this Agreement and as a condition to its rights to and benefits of indemnification provided for herein, agrees that it shall not, assert, and hereby waives, any claim against any Indemnitee or any Borrower, respectively, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)  All amounts due under this Section shall be payable not later than 30 days after the delivery of written demand to the Company therefor.

Section 10.04  . Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) the Borrowers may not assign or otherwise transfer any of their respective rights or obligations hereunder in a transaction not permitted hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void), and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, each Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)  (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, its Loans and its Deposit (if any)) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)  the Company, provided that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other assignee; and

(B)  the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of a Term Loan or any Deposit Exposure to an assignee that is a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)  each Issuing Bank, provided that no consent of any Issuing Bank shall be required for an assignment of all or any portion of a Term Loan or any Deposit Exposure.

(ii)  Assignments shall be subject to the following additional conditions:

(A)  except (i) in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment (or, if the applicable Commitment is not then in effect, the outstanding principal balance of the Loans of the assigning Lender subject to each such assignment) or (ii) if each of the Company (unless an Event of Default has occurred and is continuing) and the Administrative Agent otherwise consent, the amount of the Commitment (or, if the applicable Commitment is not then in effect, the outstanding principal balance of the Loans) of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall be $5,000,000 or, if only Term Loans are being assigned, $1,000,000, or in each case any increment of $1,000,000 in excess thereof;

(B)  each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, except that this clause (B) shall not prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C)  the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(D)  the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;

(E)  in connection with each assignment of Deposit Exposure, the Deposit of the assignor Lender shall not be released, but shall instead be purchased by the relevant assignee and continue to be held for application (to the extent not already applied) in accordance with Article 2 to satisfy such assignee’s obligations in respect of Deposit Loans and Deposit LC Exposure. Each Deposit Lender agrees that immediately prior to each assignment (i) the Administrative Agent shall establish a new Deposit Sub-Account in the name of the assignee, (ii) a corresponding portion of the Deposit credited to the Deposit Sub-Account of the assignor Lender shall be purchased by the assignee and shall be transferred from the assignor’s Deposit Sub-Account to the assignee’s Deposit Sub-Account and (iii) if after giving effect to such assignment the Deposit Commitment of the assignor Lender shall be zero, the Administrative Agent shall close the Deposit Sub-Account of such assignor Lender; and

(F)  in the case of an assignment by a Lender to a CLO (as defined below) managed or administered by such Lender or an Affiliate of such Lender, the assigning Lender shall retain the sole right to approve any amendment, modification or waiver of any provision of this Agreement, provided that the Assignment and Assumption between such Lender and such CLO may provide that such Lender will not, without the consent of such CLO, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such CLO.

For the purposes of this Section 10.04(b), the terms “Approved Fund” and “CLO” have the following meanings:

“Approved Fund” means, with respect to any Lender, (a) a CLO managed or administered by such Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“CLO” means, with respect to any Lender, any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course and is administered or managed by such Lender or an Affiliate of such Lender.

(iii)  Subject to execution and delivery thereof and acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)  The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register as to the identity of the Lenders shall be conclusive, and as to the other items referred to above shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, each Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)  Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)  Any Lender may, without the consent of the Borrowers, the Administrative Agent, or any Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it and Notes held by it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain the holder of its Notes (if any) for all purposes of this Agreement and shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, each Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (d) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 with respect to its participations hereunder to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section and provided that such Participant shall have complied with any obligation in respect thereof that it would have had as a Lender. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.16(c) as though it were a Lender.

(d)  A Participant shall not be entitled to receive any greater payment under Section 2.13 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.15(e) and (f) as though it were a Lender.

(e)  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.05  . Survival. All covenants, agreements, representations and warranties made by the Borrowers herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as of the date made, or any date referred to therein, as applicable, (but without being deemed remade on or as of any subsequent date by reason of this Section 10.05) as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.13, 2.14, 2.15 and 10.03 and Article 9 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 10.06  . Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 3.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.07  . Severability. To the fullest extent permitted by applicable law any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 10.08  . Right of Setoff. If an Event of Default shall have occurred and be continuing, subject to the terms and provisions of the Security Agreement and the other Loan Documents, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of a Borrower against any of and all the obligations of such Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have but are subject to the terms and provisions of the Security Agreement and the other Loan Documents.

Section 10.09  . Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)  Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding by the Administrative Agent, the Collateral Agent any Issuing Bank or any Lender arising out of or relating to this Agreement, or for recognition or enforcement of any judgment obtained in any such action or proceeding, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Borrower or its properties in the courts of any jurisdiction.

(c)  Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)  Each party to this Agreement irrevocably consents to service of process in any action or proceeding referred to in Section 10.09 by the mailing thereof by certified mail, return receipt requested, addressed as provided in Section 10.01(a), with a copy thereof to the “General Counsel” of such Person at such same address. Each Borrower also hereby irrevocably appoints CT Corporation System (the “Process Agent”), with an office on the date hereof at 111 Eighth Avenue, 13th Floor, New York, New York 10011, as its agent to receive on behalf of such Borrower and its property service of copies of the summons and complaint and any other process which may be served by the Administrative Agent, any Lender or the holder of any Note in any such action or proceeding in any aforementioned court in respect of any action or proceeding arising out of or relating to this Agreement, the Notes issued pursuant this Agreement and any other Loan Document . Such service may be made by delivering a copy of such process to the Company by courier and by certified mail (return receipt requested), fees and postage prepaid, both (i) in care of the Process Agent at the Process Agent’s above address and (ii) at the Company’s address specified pursuant to Section 10.01, and each Borrower hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 10.10  . WAIVER of JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.11  . Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.12  . Confidentiality. Each of the Administrative Agent, the Collateral Agent, each Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors involved in the financing provided for herein (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, applicable to it, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement to comply with the provisions of this Section 10.12 or a separate agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any pledgee referred to in Section 10.04(e) or (iii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations, (g) with the consent of a Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than a Borrower or any of its Subsidiaries, the Administrative Agent, the Collateral Agent, any Issuing Bank or any other Lender. For the purposes of this Section, “Information” means all information received from a Borrower or any of its Subsidiaries relating to any Borrower or any of its Subsidiaries or its businesses, other than any such information that is available to the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by such Borrower; provided that, in the case of information received from a Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information; provided, further, that, notwithstanding anything in this Agreement to the contrary, each Borrower, the Administrative Agent, the Collateral Agent, each Issuing Bank and each Lender (and each respective employee, representative, or other agent of such Persons) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analysis) that are provided to it relating to such tax treatment and tax structure; and nothing in the foregoing authorization shall apply to any disclosure that would constitute a violation of applicable federal and state securities laws.

Section 10.13  . Security Agreement. Each of the Lenders, for itself and for each of its Affiliates, and each Issuing Bank hereby (i) approves the Security Agreement and (ii) irrevocably authorizes and directs the Collateral Agent, and any successor thereof appointed pursuant to Article 9, to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms of the Security Agreement, together with such actions and powers as are reasonably incidental thereto. The Collateral Agent is hereby authorized and directed to execute and deliver the Security Agreement on behalf of the Lenders. Until the Final Payment Date shall have occurred, to the extent the Security Agreement amends, modifies or supplements any term or provision hereof, it shall constitute an amendment and modification to, and supplement of, this Agreement. Each Lender that is now, or hereafter becomes, a party to this Agreement (including each Person that becomes a Lender pursuant to Section 10.04) and each Person (including any Affiliate of a Lender that party to any Secured Hedging Agreement) otherwise claiming rights pursuant to this Agreement (a) consents to the provisions of the Security Agreement and (b) agrees by being or becoming a Lender hereunder or otherwise claiming any such rights, to become or be bound by the Security Agreement and each other document entered into by the Administrative Agent on behalf of the Secured Parties pursuant to the terms and provisions of the Security Agreement.

Section 10.14  . Amendment and Restatement and Continuing Effect. This Agreement constitutes for all purposes an amendment and a restatement of the Existing Facility and as of the Effective Date all commitments or loans outstanding, or any letter of credit issued, under the Existing Facility shall constitute Commitments, Term Loans and Letters of Credit under this Agreement. The Existing Facility, as amended and restated hereby, continues in full force and effect as so amended and restated by this Agreement.

Section 10.15  . USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

[SIGNATURE PAGES BEGIN ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

EL PASO CORPORATION
By:	/S/ John J. Hopper
Name: John J. Hopper
Title: Vice President and Treasurer

ANR PIPELINE COMPANY
By:	/S/ Greg G. Gruber
Name: Greg G. Gruber
Title: Senior Vice President, Chief Financial Officer and Treasurer

COLORADO INTERSTATE GAS COMPANY
By:	/S/ Greg G. Gruber
Name: Greg G. Gruber
Title: Senior Vice President, Chief Financial Officer and Treasurer

EL PASO NATURAL GAS COMPANY
By:	/S/ Greg G. Gruber
Name: Greg G. Gruber
Title: Senior Vice President, Chief Financial Officer and Treasurer

TENNESSEE GAS PIPELINE COMPANY
By:	/S/ Greg G. Gruber
Name: Greg G. Gruber
Title: Senior Vice President, Chief Financial Officer and Treasurer

JPMORGAN CHASE BANK, N.A., (formerly known as JPMorgan Chase Bank), as Administrative Agent and as Collateral Agent
By:	/S/ Peter M. Ling
Name: Peter M. Ling
Title: Managing Director

JPMORGAN CHASE BANK, N.A., (formerly known as JPMorgan Chase Bank), as a Revolving Issuing Bank and Deposit Issuing Bank
By:	/S/ Peter M. Ling
Name: Peter M. Ling
Title: Managing Director

JPMORGAN CHASE BANK, N.A., (formerly known as JPMorgan Chase Bank), as a Revolving Lender, a Deposit Lender and a Term Lender
By:	/S/ Peter M. Ling
Name: Peter M. Ling
Title: Managing Director

JPMORGAN CHASE BANK, N.A., (formerly known as JPMorgan Chase Bank), as Depository Bank
By:	/S/ Peter M. Ling
Name: Peter M. Ling
Title: Managing Director

CITIBANK, N.A., as a Revolving Issuing Bank
By:	/S/ Christopher Lyons
Name: Christopher Lyons
Title: Attorney-in-Fact

CITIBANK, N.A., as a Revolving Lender, a Term Lender and a Deposit Lender
By:	/S/ Christopher Lyons
Name: Christopher Lyons
Title: Attorney-in-Fact

BAYERISCHE HYPO-UND VEREINSBANK AG, NEW YORK BRANCH, as a Revolving Lender, a Term Lender and a Deposit Lender
By:	/S/ Yoram Dankner
Name: Yoram Dankner
Title: Managing Director

By:	/S/ Shannon Batchman
Name: Shannon Batchman
Title: Managing Director

THE BANK OF NOVA SCOTIA, as a Revolving Lender, a Term Lender and a Deposit Lender
By:	/S/ N. Bell
Name: N. Bell
Title: Senior Manager

BANK OF AMERICA, N.A., as a Revolving Lender, a Term Lender and a Deposit Lender
By:	/S/ Ronald E. McKaig
Name: Ronald E. McKaig
Title: Senior Vice President

ABN AMRO BANK N.V., as a Revolving Lender, a Term Lender and a Deposit Lender
By:	/S/ Stephanie B. Casas
Name: Stephanie B. Casas
Title: Vice President

By:	/S/ James L. Moyes
Name: James L. Moyes
Title: Managing Director

THE ROYAL BANK OF SCOTLAND plc, as a Revolving Lender
By:	/S/ Kevin Howard
Name: Kevin Howard
Title: Managing Director

CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch, as a Revolving Lender
By:	/S/ James P. Moran
Name: James P. Moran
Title: Director

By:	/S/ Cassandra Droogan
Name: Cassandra Droogan
Title: Associate

DEUTSCHE BANK TRUST COMPANY AMERICAS, as a Revolving Lender and a Revolving Issuing Bank
By:	/S/ Marcus M. Tarkington
Name: Marcus M. Tarkington
Title: Director

GOLDMAN SACHS CREDIT PARTNERS L.P., as a Revolving Lender
By:	/S/ Robert Wagner
Name: Robert Wagner
Title: Authorized Signatory

WESTLB AG NEW YORK BRANCH, as a Revolving Lender, a Term Lender and a Deposit Lender
By:	/S/ Salvatore Battinelli
Name: Salvatore Battinelli
Title: Managing Director

By:	/S/ Walter T. Duffy III
Name: Walter T. Duffy III
Title: Director

SOCIETE GENERALE, as a Revolving Lender, a Term Lender and a Deposit Lender
By:	/S/ Graeme R. Bullen
Name: Graeme R. Bullen
Title: Vice President

BNP PARIBAS, as a Revolving Lender, a Term Lender, a Deposit Lender and a Revolving Issuing Bank
By:	/S/ Larry Robinson
Name: Larry Robinson
Title: Director

By:	/S/ Mark Cox
Name: Mark Cox
Title: Director

FORTIS CAPITAL CORP., as a Revolving Lender
By:	/S/ Deirdre Sanborn
Name: Deirdre Sanborn
Title: Vice President

By:	/S/ Darrell W. Holley
Name: Darrell W. Holley
Title: Managing Director

MERRILL LYNCH CAPITAL CORP., as a Revolving Lender
By:	/S/ Carol J. E. Freeley
Name: Carol J. E. Freeley
Title: Vice President

MORGAN STANLEY BANK, as a Revolving
By:	/S/ Daniel Twenge
Name: Daniel Twenge
Title: Vice President

NEWCOURT CAPITAL USA INC., as a Revolving Lender, a Term Lender and a Deposit Lender
By:	/S/ R. C. Wilson IV
Name: R. C. Wilson IV
Title: Senior Vice President

AMARILLO NATIONAL BANK, as a Revolving Lender
By:	/S/ Craig L. Sanders
Name: Craig L. Sanders
Title: Executive Vice President

PNC BANK, NATIONAL ASSOCIATION, as a Term Lender and a Deposit Lender
By:	/S/ John F. Broeren
Name: John F. Broeren
Title: Vice President

KZH SOLEIL LLC, as a Deposit Lender and a Term Lender
By:	/S/ Hi Hua
Name: Hi Hua
Title: Authorized Agent

KZH SOLEIL-2 LLC, as a Deposit Lender and a Term Lender
By:	/S/ Hi Hua
Name: Hi Hua
Title: Authorized Agent

KZH STERLING LLC, as a Term Lender and a Deposit Lender
By:	/S/ Hi Hua
Name: Hi Hua
Title: Authorized Agent

KZH CYPRESSTREE-1 LLC, as a Term Lender and a Deposit Lender
By:	/S/ Hi Hua
Name: Hi Hua
Title: Authorized Agent

SCHEDULE 1

COMMITMENTS

	Name of Lender	Revolving Commitment	Term Commitment	Deposit Commitment	Total Commitments
1.	JPMorgan Chase Bank, N.A.	$82,000,000	$560,859,375.00	$336,015,625.00	$978,875,00.00
2.	Citibank, N.A.	$82,000,000	$560,859,375.00	$336,015,625.00	$978,875,00.00
3.	Bayerische Hypo-UND Vereinsbank AG	$60,000,000	$31,250,000.00	$18,750,000.00	$110,000,000
4.	The Bank of Nova Scotia	$60,000,000	$31,250,000.00	$18,750,000.00	$110,000,000
5.	Bank of America, N.A.	$72,000,000	$15,625,000.00	$9,375,000.00	$97,000,000
6.	ABN Amro Bank N.V.	$72,000,000	$12,500,000.00	$7,500,000.00	$92,000,000
7.	The Royal Bank of Scotland plc	$82,000,000	$0	$0	$82,000,000
8.	Credit Suisse First Boston	$72,000,000	$0	$0	$72,000,000
9.	Deutsche Bank Trust Company Americas	$72,000,000	$0	$0	$72,000,000
10.	Goldman Sach Credit Partners L.P.	$72,000,000	$0	$0	$72,000,000
11.	WestLB AG New York Branch	$60,000,000	$6,250,000.00	$3,750,000.00	$70,000,000
12.	Societe Generale	$37,000,000	$15,625,000.00	$9,375,000.00	$62,000,000
13.	BNP Paribas	$60,000,000	$0	$0	$60,000,000
14.	Fortis Capital Corp.	$37,000,000	$0	$0	$37,000,000
15.	Merrill Lynch Capital Corp.	$25,000,000	$0	$0	$25,000,000
16.	Morgan Stanley Bank	$25,000,000	$0	$0	$25,000,000
17.	Newcourt Capital USA Inc.	$15,000,000	$3,125,000	$1,875,000.00	$20,000,000
18.	Amarillo National Bank	$15,000,000	$0	$0	$15,000,000
19.	PNC Bank, National Association	$0	$1,250,000.00	$750,000.00	$2,000,000.00
20.	KZH Soleil LLC	$0	$2,000,000.00	$1,000,000.00	$3,000,000.00
21.	KZH Soleil-2 LLC	$0	$3,000,000.00	$3,000,000.00	$6,000,000.00
22.	KZH Sterling LLC	$0	$2,390,625.00	$1,434,375.00	$3,825,000.00
23.	KZH Cypersstree-1 LLC	$0	$4,015,625.00	$2,409,375.00	$6,425,000.00
	TOTAL	$1,000,000,000	$1,250,000,000	$750,000,000	$3,000,000,000

SCHEDULE 2

LETTER OF CREDIT COMMITMENTS

Name of Issuing Bank	LC Commitment

Deposit Issuing Bank
JPMorgan Chase Bank, N.A.	$750,000,000

TOTAL	$750,000,000

Revolving Issuing Banks
JPMorgan Chase Bank, N.A.	$434,282,114.63
Citibank, N.A.	$300,000,000
BNP Paribas	$300,000,000
Deutsche Bank Trust Company Americas	$100,000,000

TOTAL	$1,134,282,114.63

EXHIBIT B

[FORM OF]

BORROWING REQUEST

JPMorgan Chase Bank, N.A.,
  as Administrative Agent for the Lenders
  parties to the Credit Agreement referred to below
Technology, Shared Tech & Operation Commercial Loans
L&A Project Texas
1111 Fannin, Floor 10
Houston, TX 77002

Attention: Ina S. Tjahjono

Ladies and Gentlemen:

The undersigned, EL PASO CORPORATION, refers to the Amended and Restated Credit Agreement, dated as of November 23, 2004 (the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, ANR Pipeline Company, Colorado Interstate Gas Company, El Paso Natural Gas Company, Tennessee Gas Pipeline Company, certain Lenders parties thereto, and JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank), as administrative agent and as collateral agent, and hereby gives you notice, irrevocably, pursuant to Section 2.03 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.03 of the Credit Agreement:

(i)  The Borrower for the Proposed Borrowing is ______________.

(ii)  The Proposed Borrowing is a [Deposit][Revolving] [Term] Borrowing.

(iii)  The Business Day of the Proposed Borrowing is ___________, 200_.

(iv)  The Proposed Borrowing is a [ABR Borrowing] [Eurodollar Borrowing].

(v)  The aggregate amount of the Proposed Borrowing is $__________.

(vi)  The initial Interest Period for each Eurodollar Loan made as part of the Proposed Borrowing is [______ month[s]].

(vii)  The account to which the funds of the Proposed Borrowing are to be disbursed is _____________________.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing, before and immediately after giving effect thereto and to the application of the proceeds therefrom:

(A)    The representations and warranties of each Borrower and each other Credit Party set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of the Proposed Borrowing, unless stated to be made on or as of, or to relate to, a specific date or period other than the date of the Proposed Borrowing; and

(B)    at the time of and immediately after giving effect to the Proposed Borrowing (and if any proceeds thereof are being applied substantially contemporaneously to satisfy any other obligation, to such application), no Default shall have occurred and be continuing.

Very truly yours,

EL PASO CORPORATION
By:
Title:

EXHIBIT C

[FORM OF]

NOTE

$_________	New York, New York ____________, 200_

FOR VALUE RECEIVED, the undersigned, [Name of Borrower], a Delaware corporation (the “Borrower”) hereby unconditionally promises to pay to the order of _____ (the “Lender”) at the office of JPMorgan Chase Bank, N.A., located at 270 Park Avenue, New York, New York 10017, in lawful money of the United States of America and in immediately available funds, the principal amount of the lesser of (a) _________ ($_______), and (b) the aggregate unpaid principal amount of all [Deposit] [Revolving] [Term] Loans made by the Lender to the undersigned pursuant to Section 2.02 of the Credit Agreement hereinafter referred to, on the [Deposit] [Revolving] [Term] Maturity Date (as defined in the Credit Agreement) and on such other dates and in such other amounts set forth in the Credit Agreement.

The undersigned further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time from the date hereof at the applicable rate per annum set forth in Section 2.11 of the Credit Agreement until any such amount shall become due and payable (whether at the stated maturity, by acceleration or otherwise), and thereafter on such overdue amount at the rate per annum set forth in paragraph (c) of Section 2.11 of the Credit Agreement until paid in full (both before and after judgment). Interest shall be payable in arrears on each Interest Payment Date commencing on the first such date to occur after the date hereof, provided that interest accruing pursuant to paragraph (c) of Section 2.11 of the Credit Agreement shall be payable on demand. In no event shall the interest payable hereon, whether before or after maturity, exceed the maximum interest which, under applicable law, may be charged on this Note, and this Note is expressly made subject to the provisions of the Credit Agreement which more fully set out the limitations on how interest accrues hereon.

The holder of this Note is authorized to record the date, type and amount of each [Deposit] [Revolving] [Term] Loan made by the Lender pursuant to Section 2.02 of the Credit Agreement, each continuation thereof, each conversion of all or a portion thereof to another type, the date and amount of each payment or prepayment of principal with respect thereto, and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto, on the schedules annexed hereto and made a part hereof, or on a continuation thereof which shall be attached hereto and made a part hereof, which recordation shall constitute prima facie evidence of the accuracy of the information recorded in the absence of manifest error; provided that failure by the Lender to make any such recordation on this Note shall not affect the obligations of the Borrower under this Note or the Credit Agreement.

This Note is one of the Notes referred to in the Amended and Restated Credit Agreement, dated as of November 23, 2004 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, [the Company] [ANR] [CIG] [EPNGC] and [TGPC], the Lender, the other financial institutions parties thereto, and JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank), as administrative agent and as collateral agent, is entitled to the benefits thereof, is secured as provided therein and in the Security Documents and is subject to optional and mandatory prepayment in whole or in part as provided therein. Terms used herein which are defined in the Credit Agreement shall have such defined meanings unless otherwise defined herein or unless the context otherwise requires.

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided therein.

This Note and the other Notes are given in replacement and substitution for, but not payment or satisfaction of, certain revolving credit notes previously issued under the Credit Agreement. The indebtedness evidenced by such other revolving credit notes is continued in full force and effect hereunder.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

This Note evidences existing indebtedness under the Credit Agreement and does not constitute payment of such indebtedness, and such indebtedness continues in full force and effect, as amended and restated in the Credit Agreement.

[Name of Borrower]
By:
Name:
Title: